MODCO AGREEMENT

between

CHASE INSURANCE LIFE & ANNUITY COMPANY

(as Ceding Company)

and

ALLMERICA FINANCIAL LIFE INSURANCE

AND ANNUITY COMPANY

(as Reinsurer)

ARTICLE IV

ACCOUNTING AND CASH FLOWS

Section 4.1	Definition of Revenues	20
Section 4.2	Management Investment Advisory Account	20
Section 4.3	Settlements	21
Section 4.4	Settlements and Reports	21
Section 4.5	Closing Settlement	21
ARTICLE V

CREDIT FOR REINSURANCE AND RELATED MATTERS

Section 5.1	Credit for Reinsurance and Ceding Allowances	22

ARTICLE VI

CONSENTS, REGULATORY APPROVALS AND INSOLVENCY CLAUSE

Section 6.1	Consents and Approvals	22
Section 6.2	Cooperation	22
Section 6.3	Insolvency	22

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 7.1	Organization and Standing of Company	23
Section 7.2	Authorization	23
Section 7.3	No Conflict or Violation	23
Section 7.4	Consents and Approvals	23
Section 7.5	Brokerage and Financial Advisers.	24

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF REINSURER

Section 8.1	Organization and Standing of Reinsurer	24
Section 8.2	Authorization	24
Section 8.3	No Conflict or Violation	24
Section 8.4	Actions and Proceedings	25
Section 8.5	Consents and Approvals.	25
Section 8.6	Brokerage and Financial Advisers	25
Section 8.7	Licenses and Franchises	25

-ii-

-iii-

Section 12.18	Other Instructions	34
Section 12.19	Press Release	35
Section 12.20	Severability	35
Section 12.21	Third Party Beneficiaries	35
Section 12.22	Duty of Cooperation	35
Section 12.23	Waiver of Breach	35

EXHIBIT LIST

Exhibit A	-	KILICO Agreement -
Exhibit B	-	KILICO Security Trust Agreement
Exhibit C	-	General Account Assets
Exhibit D	-	Separate Accounts /Separate Account Assets
Exhibit E	-	Policy listing
Exhibit F	-	Policy Form Listing
Exhibit G	-	Adjustments to Ceding Commission
Exhibit H	-	Policy-Related Administrative Services
Exhibit I	-	Company-Related Administrative Services
Exhibit J	-	Service Transition Matters
Exhibit K	-	Credits Prior to the Administrative Transfer Date
Exhibit L	-	Credits Following the Administrative Transfer Date
Exhibit M	-	Termination Fee
Exhibit N	-	DAC Tax Election
Exhibit O	-	Company Consents and Approvals
Exhibit P	-	Reinsurer Consents and Approvals
Exhibit Q	-	Fees to be paid to the Company by the Reinsurer for issuing Policies after the Closing Date
Exhibit R	-	IMR Schedule (In Thousands)
Exhibit S	-	Exhibit E Formula from KILICO Agreement
Exhibit T	-	Reinsurer’s Entitled Recovery for SPA Indemnification Claims
Exhibit U	-	List of Subcontractors Approved by Company

-iv-

FINAL VERSION

MODIFIED COINSURANCE AGREEMENT

THIS MODIFIED COINSURANCE AGREEMENT is made and entered into by Chase Insurance life &. Annuity Company and Allmerica Financial Life Insurance and Annuity Company (“AFLIAC”) (each a “Party” and, together, the “Parties”),

RECITALS

A. The Company and certain of its affiliates are the subject of the Stock purchase Agreement, pursuant to which Protective Life Insurance Company will acquire ownership of the Company and certain of its affiliates (the “Acquisition”).

B. In conjunction with the Acquisition, the Company desires to code to the Reinsurer the Company’s liability arising under the Policies, and the Reinsurer is willing to assume such liabilities, as of the Effective Date, under and pursuant to (the terms and conditions of this Agreement.

C. The Company and the Reinsurer intend that the Company will continue to provide or cause to be provided the Administrative Services for up to one year following the Effective Date. Thereafter, the Company and the Reinsurer intend that the Reinsurer will provide or cause to be provided the Administrative Services.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual benefits to be received by the Parties and the mutual covenants and agreements contained herein, the Parties agree that the recitals set forth above are adopted and made part of this Agreement and further agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“1934 Act” shall mean the Securities Exchange Act of 1934. as amended from time to time.

“1940 Act” shall mean the Investment Company Act of 1940, as amended from time to time.

“Administrative Services” means Policy-Related Administrative Services and Company-Related Administrative Services.

“Agreement” or “this Agreement” means this Modified Coinsurance Agreement.

“Applicable Law” means any applicable domestic or foreign federal, state or local statute, low, ordinance, or code, or any written rules, regulations or administrative interpretations Issued by any Governmental or Regulatory Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the parties hereto.

“Buyer” has the meaning ascribed under the Stock Purchase Agreement.

“Closing Date” means the date (his Agreement Is signed by both the Company and the Reinsurer.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commissions” Shall mean all commissions, expense allowances, benefit credits, and other fees and compensation payable to Producers.

“Company” means chase Insurance Life & Annuity Company -

“Company-Related Administrative Services” means and is limited to the regulatory compliance tasks, functions and activities listed in Exhibit I. as such Exhibit may be amended from time to time pursuant to Section 3.2(g) or (h) or by mutual agreement of the Parties.

“Designated Representative” means with respect to each Party, Its Chief Financial Officer, Chief Operating Officer and such other persons as it may identify in a written communication delivered to the other Party,

“Direct Business” means Policies issued by the Company which are not included in the Indirect Business,

“Effective Date” means the last calendar day of the month immediately preceding the Closing Date under the Stock Purchase Agreement.

“Extra Contractual Obligations” means all liabilities, obligations or losses incurred or arising at any time under or relating to any Policy or Separate Account that are not the contractual benefits arising under the express terms and conditions of such Policy, including, without limitation, any liability for fines, penalties (whether in a civil, regulatory or other context). forfeitures, excess or penalty interest, punitive, special, exemplary or other form of extra-contractual damages, or attorneys fees and costs awarded, and which liabilities or obligations arise from any act, error or omission, whether or not intentional, negligent, in bad faith or otherwise relating to; (a) the marketing, sale, underwriting, issuance or administration of the Policies or administration of the Separate Accounts; (b) the investigation, defense, trial, settlement or handling of claims, benefits or payments under the Policies; or (c) the failure to pay, the delay in payment, or errors in calculating or administering the payment of benefits. Claims or any other amounts due or alleged to be due under or in connection with the policies.

“GAAP” means United States Generally Accepted Accounting Principles.

“General Account Assets” means (a) with respect to the Indirect Business, those assets within the KILICO Security Trust which, at the Closing Date, identified in Exhibit C; (b) with respect to the Direct Business, those assets which, at the Closing Date are identified in Exhibit C; and (c) investment income due and accrued. For avoidance of doubt, (a) the list General Account Assets is subject to change after the Closing Date pursuant to Reinsurer’s management of such assets as provided In Section 2.2. and (b) General Account Assets at all times shall include Policy loans and contract loans.

“General Account Liabilities” means (a) liabilities incurred pursuant to the terms of the policies, calculated in accordance with the statutory accounting rules of the Company’s state of domicile and otherwise in accordance with sound actuarial principles and any valuation bases and methods of determining reserves as provided in the forms of the Policies, and (b) IMR. For avoidance of doubt, General Account Liabilities shall be net of accruals for expense allowances associated with the Policies as reflected in Line 13 of the liabilities page in the Company’s convention form statutory annual statement as filed with the Insurance Department of the Company’s state of domicile. General Account Liabilities shall not include: (a) Separate Account Liabilities; (b) Extra contractual obligations; and (c) such liabilities and obligations specifically identified in the definition of Retained Liabilities.

“Governmental or Regulatory Authority” means any court, tribunal, authority, Agency, commission, official or other instrumentality of the United States or any federal, national, state, municipal, country, city or other political subdivision. Unless otherwise specified, a self-regulatory organization shall also be considered a Governmental or Regulatory Authority.

“IMR” means (a) Scheduled IMR plus (b) Future IMR, where these terms have the following meanings:

(a) “Scheduled IMR” means the Interest Maintenance Reserve at any point in time, as Set forth in Exhibit R. and linearly interpolated or any time between the two nearest scheduled dates; and

(b) “Future IMR” means (i) realized gains and minus realized losses of the General Account Assets caused by changes in interest rates in such quarter, minus (ii) the amortization of such amounts in (i) with items (i) and (ii) based on the NALC Life and Health Annual Statement instructions (allowing for negative balances), beginning on the Effective Date.

“IMR Adjustment” the (i) sum total of (a) minus (b) multiplied by 1.358, plus (ii) (c) minus (d) divided by (1 minus the then-highest corporate tax rate), where;

(a) is equal to Scheduled IMR at the beginning of the quarter,

(b) is equal to Scheduled IMR at the end of such quarter,

(c) is equal to Future IMR at the beginning of the quarter, and

(d) is equal to Future IMR at the end of such quarter

“Indirect Business” means the Policies which arc the subject of the reinsurance provided by the Company under the KILICO Agreement.

“KlLICO” means Kemper InVestors Life Insurance Company.

“KILICO Agreement” means the Coinsurance Agreement dated as of May 29, 2003 and attached hereto as Exhibit A.

“KILICO Agreement Termination Fee” means the ‘Termination Fee” set forth In an Exhibit to the KILICO Agreement, and attached hereto as Exhibit 8 to this Agreement, which is allowed to the Company (as Reinsurer in the KILICO Agreement) in the event of recapture by KIL1CO.

“KILICO Security Trust” means the Security Trust Account established pursuant to the KILICO Agreement, and attached hereto as Exhibit B.

“Legally Required Actions” means actions with respect to or concerning the Policies or Separate Accounts that under applicable law or regulation, are required to be taken or made, as the case may be, by the Company.

“Modified Coinsurance Reserve Adjustment” means (a) minus (b) where:

(a) equals General Account Liabilities less IMR at the end of the quarter, and,

(b) equals General Account Liabilities less IMR at the beginning of such quarter.

“Non-Guaranteed Elements” means any element that is not contractually guaranteed to the policyholders, including any non-guarnteed loads and expense charges, credited interest rates, mortality and expense risk charges and administrative expense charges.

“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof

“Policy” or “Policies” means the variable annuity contracts which are listed in Exhibit E (“Listed Policies”), and in addition, those variable annuity contracts which are: (a) issued after the Effective Date pomiaw to an exchange or conversion option existing under a Listed Policy; or (b) were inadvertently omitted from the Listed Policies but were issued by the Company prior to the Effective Date on one of the policy forms set forth in Exhibit F; or (c) were issued in accordance with the provisions of Section l2.4(c) of this Agreement. “Policy” and

“Policies” (a) include riders and endorsements which by their terms are made a part of the policy, (b) include Policies that annuitize or have annuitized on a variable basis; (c) shall not include Policies that have annuitized on a fixed payout basis prior to the Administrative Transfer Date; and (d) shall not include any lapsed, surrendered, terminated or expired policy, unless such policy (i) has been ceded to the Company under the terms of the KILICO Agreement, (ii) has automatically reinstated pursuant to its terms, or (iii) is required to be reinstated by law, regulation or regulatory action, or (iv) is reinstated with the consent of the Reinsurer.

“Policyholders” shall mean policy owners, policyholders, insured and assignees under the Policies.

“Policy Related Administrative Services” means all tasks, functions and activities reasonably necessary to administer the Policies, including but not limited to the services listed in Exhibit H. Policy Related Administrative Services shall not include Company-Related Administrative Services.

“Premium Taxes” means state and local premium Taxes, or comparable state and local Taxes in lieu of premium Taxes, Imposed on the Company in respect of the Policies.

“Producer” means any broker, agent or other Person entitled to receive a Commission from the Company in connection with the sale or origination of a Policy, other than salaried employees of the Company.

“Registered Separate Account” shall mean any Separate Account that is registered with the United States Securities and Exchange Commission as a unit investment trust pursuant to the 1940 Act.

“Reinsured Liabilities” means the General Account Liabilities and the Separate Account Liabilities, provided, however the Reinsured Liabilities shall not include any Retained Liabilities.

“Reinsurer” means Allmerica Financial Life Insurance and Annuity Company (“AFLIAC”).

“Retained Liabilities” means the Company’s liabilities or obligations that are not General Account Liabilities or Separate Account Liabilities. The Retained Liabilities include, without limitation, each of the following: (a) all liabilities, obligations or indemnities expressly assumed by the Company under the terms of this Agreement; (b) all Tax liabilities arising out of or relating to the Policies which were incurred before the Effective Date and Premium Taxes related to premiums on Policies received on or before the Effective Date and any Taxes imposed on or in respect of the Company other than Premium Taxes and other Taxes with respect to which the Reinsurer is required to reimburse the Company pursuant to Section 2,9; (c) assessments and similar charges in connection with participation by the Company, whether voluntary or involuntary, in any guaranty association established or governed by any state or other jurisdiction, that were assessed or incurred before the Effective Date and at any time, charges in connection with a voluntary assessment; (d) Commissions which relate to activity prior to the Effective Date; (e) claims on Policies which were incurred before the Effective Date; (f) all Extra Contractual Obligations other than those reinsured under this Agreement, including, without limitation, any Extra Contractual Obligations resulting from the failure or refusal of the Company to take or refrain from taking any action which a Designated Representative of the Reinsurer, in a written communication made in accordance with this Agreement, specifically directs, recommends or requests the Company to take or refrain from taking; (g) any loss that the Reinsurer incurs as a result of the Company’s withholding approval or disapproving a Non-Guaranteed Element recommended by the Reinsurer under this Agreement, unless such withholding of approval or disapproval by the Company was because the Non-Guaranteed Element recommended by the Reinsurer violated the terms of a Policy, the KILICO Agreement, Applicable Law, applicable common law or the Actuarial Standards of Practice promulgated by the Actuarial Standard Board governing re-determination of non-guaranteed charges; (h) any Liability or obligation in connection with the KILICO Agreement except those liabilities and obligations which are expressly assumed by the Reinsurer under this Agreement: (i) any liability or obligation in connection with the KILICO Agreement arising from the exercise of a right, or an act or omission, which was contrary to, or against, a recommendation by the Reinsurer made in accordance with Section 3.15(a), unless such recommendation violated the terms of a Policy, the KILICO Agreement, Applicable Law or applicable common law or would have imposed a liability or cost on the Company that would not have been indemnified or reimbursed by the Reinsurer; or (j) any liability or obligation in connection with the KILICO Agreement arising from the exercise of a right, or an act or omission, which was contrary to, or against, a recommendation by the Reinsurer made in accordance with Section 3.15(b). unless the Company’s decision is commercially reasonable In accordance with the standard for commercial reasonableness set forth in Section 9.5.

“Sellers” has the meaning ascribed under the Stock Purchase Agreement.

“Separate Accounts” means all registered and unregistered separate accounts applicable to the Direct Business and the Indirect Business, including but not limited to those separate accounts Identified and listed in Exhibit D.

“Separate Account Assets” means the assets held in the Separate Accounts.

“Separate Account Liabilities” means those insurance liabilities that are reflected in the Separate Accounts and that relate to the Policies and otherwise in accordance with sound actuarial principles and any valuation bases and methods of determining reserves as provided in the forms of the Policies. Separate Account Liabilities shall not include any Retained Liabilities.

“SPA Indemnification Claim” means any claim for indemnification made by or on behalf of the Buyer under the terms of the Stock Purchase Agreement that involves (i) any alleged or asserted breach or violation of a representation warranty or covenant of Sellers in the Stock Purchase Agreement, (ii) any alleged or asserted loss in respect of an Excluded Liability (as that term is defined in the Stock Purchase Agreement), or (iii) any other claim or cause of action (including statutory or tort claims) that the Buyer may have involving or arising from any alleged breach of any term, provision, covenant or condition of Stock Purchase Agreement, in each case based upon a breach, violation or loss as shall have caused or may reasonably be anticipated to cause the Reinsurer to incur loss, damage, cost or expense with respect to any Policy.

“Stock Purchase Agreement” means the agreement dated February 7, 2006, by and among Banc Ono Insurance Holdings, Inc., CBD Holdings Ltd., JPMorgan Chase & Co., and Protective Life Insurance Company pursuant to which Protective Life Insurance Company (or an affiliate thereof) will acquire all of the common stock of the Company.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return (including estimated returns), declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

“Treasury Regulations” means the temporary and final regulations issued under the Code.

“Underlying Fund” means a management investment company registered with the SEC pursuant to the 1940 Act, or a series thereof, in which, a Separate Account invests to fund an investment option available in the Policies.

“Wilton Re Agreements” means, taken together (i) that certain Modified Coinsurance Agreement, dated as of the Closing Date, between the Company and Wilton Reinsurance Bermuda Limited, a Bermuda insurance company, and (ii) that certain Modified Coinsurance Agreement, dated as of the Closing Date, between the Company and Wilton Reassurance Company, a Minnesota insurance company.

ARTICLE II

REINSURANCE PROVIDED

Section 2.1 Scope and Basis of Reinsurance. Subject to the terms and conditions of this Agreement, the Company hereby cedes to the Reinsurer as of the Effective Date, and the Reinsurer hereby accepts and agrees to indemnity reinsure one hundred percent (100%) of the following liabilities, on the following bases:

(a) All Separate Account Liabilities included in the Reinsured Liabilities of the Direct Business are reinsured on a modified coinsurance basis;

(b) All General Account Liabilities included in the Reinsured Liabilities of the Direct Business are reinsured on a modified coinsurance basis;

(c) All Separate Account Liabilities included in the Reinsured Liabilities of the Indirect Business are reinsured on a modified coinsurance basis; and

(d) All General Account Liabilities included in the Reinsured Liabilities of the Indirect Business are reinsured on a modified coinsurance basis.

Section 2.2 Modco Deposit: Management of Assets. At the Closing Date and thereafter, the Company shall establish and maintain in its books and records a notional account (the “Modco Deposit”) into which shall be allocated all General Account Assets, both for the Indirect and the Direct Business, provided that at the Effective Date, the statutory book value of the General Account Assets shall be at least equal to the General Account Liabilities. The Reinsurer shall manage the General Account Assets, and the Company shall take all steps necessary to effectuate all trading and other decisions made with respect to the General Account Assets, include (subject to any restrictions in the KILICO Agreement or KILICO Security Trust) the creation or arrangement of separate custodial accounts or sub-accounts within the KILICO Security Trust. In the event that an asset allocated to the Modco Deposit is replaced with another asset held in the Company’s general account, such asset must be of substantially similar liquidity, credit quality, book value, yield, duration and fair market value as the replaced asset. The restrictions in the immediately prior sentence shall not, however, apply to transactions with non-affiliates of Company as part of Reinsurer’s management of the General Account Assets pursuant to this Section. For avoidance of doubt, the foregoing does not create or suggest the existence of a right by the Company to replace or substitute Assets allocated to the Modco Deposit.

Section 2.3 Value of Separate Account Assets. At the Effective Date, the Separate Account Assets shall be at least equal to the Separate Account Liabilities.

Section 2.4 Make-Whole on Certain General Account Assets. If KILICO for its successor, assign, agent, designee, or any other Person acting pursuant to the KILICO Agreement or KILICO Security Trust) withdraws any General Account Asset from the KILICO Security Trust in connection with a liability other than a Reinsured Liability, where such withdrawal is not in connection with a Recapture under the KILICO Agreement, the Company shall: (a) immediately notify the Reinsurer in writing: and (b) allocate promptly, effective as of the time of such withdrawal, to the Modco Deposit a similar asset of substantially similar liquidity, credit quality, book value, yield and duration as the withdrawn asset. As an alternative to (b) if the withdrawal by KILICO was the result of an unintentional clerical or administrative error or was the result of administrative issues in connection with the management of assets, the Company may arrange for KILICO to restore to the KILICO Security Trust the withdrawn asset or a similar asset of substantially similar liquidity, credit quality, book value, yield and duration as the withdrawn asset.

Section 2.5 Extra Contractual Obligations. The Reinsurer agrees to indemnity reinsure 100% of any Extra Contractual Obligation arising from (a) acts, errors or omissions of the Reinsurer or the Reinsurer’s employees, agents or subcontractors, unless such act, error or omission was taken at the specific written direction or instruction of a Designated Representative of the Company; (b) acts, errors or omissions of the Company or the Company’s employees, agents or subcontractors that were taken at the specific written direction, instruction, recommendation or request of a Designated Representative of the Reinsurer; and (c) post-Closing Date sales of Policies made in accordance with Section 12.4. In addition, and subject to a maximum liability and aggregate limit of $2.5 million, the Reinsurer agrees to indemnity reinsure 50% of the Company’s first $5 million of Extra Contractual Obligations arising from acts, errors or omissions of the Company or the Company’s employees, agents or subcontractors occurring prior to the Effective Date, provided that the total of such Extra Contractual Obligations shall be reduced by any actual recoveries under any insurance policies or similar indemnity agreements, other than SPA Indemnification Claims (which shall be handled in accordance with Section 9.5.

Section 2.6 Term. The Reinsurer shall remain liable as reinsurer on all liability reinsured under this Agreement until the earlier of (i) such time as the Company no longer has liability relating to the liabilities reinsured hereunder, or (ii) the date this Agreement is terminated. The Reinsurer shall pay all liabilities covered by this Agreement, whether the amount of such liabilities is fixed by settlement, judgment, arbitration, or otherwise.

Section 2.7 Ceding Commission. On the Closing Date, in consideration of the reinsurance ceded hereunder, the Reinsurer shall pay to the Company a ceding commission of $67,000,000,00, subject to adjustment at the Closing Date based upon the methodology set forth in Exhibit G and such adjusted amount multiplied by 1.358.

Section 2.8 Limitation of Liability. The Parties agree that no rights or legal duties shall arise, by virtue of the reinsurance provided under this Agreement, between Reinsurer and (a) any Policy holder or any beneficiary or assignee of such Policy owner or (b) KILICO Reinsurer’s sole liability is that provided under the terms of this Agreement.

Section 2.9 Premium Taxes and Guaranty Fund Assessments. The Company will pay (or will cause to be paid) all Premium Taxes and guaranty fund assessments (whether incurred prior to or after the Effective Date) related to the Policies. The Reinsurer shall reimburse the Company for any Premium Taxes that are not Retained Liabilities. Further, the Reinsurer shall reimburse the Company for any guaranty fund assessments actually paid by the Company on premiums received by the Company on Policies after the Effective Date. In the event that the Reinsurer is treated as a foreign corporation for U.S. federal tax purposes, the Reinsurer shall reimburse the Company for any federal excise taxes Imposed on the Company in respect of this Agreement. Finally, the Reinsurer shall reimburse the Company for Taxes Imposed on the Company in respect of premiums on the Policies or any other gross income covered by this Agreement (other than Taxes on, or determined by reference to, net income, or corporate franchise Taxes), following a change in law. The Company shall submit to the Reinsurer an invoice for Premium Taxes or other Taxes and guaranty fund assessment reimbursements following the end of each calendar quarter, together with Premium Taxes or other Taxes and guaranty fund information reasonably necessary for Reinsurer to evaluate the correctness of the calculation of such Premium Taxes or other Taxes and guaranty fund reimbursements, and Reinsurer shall pay to Company the amounts due under such invoice within ten (10) business days following receipt thereof, except to the extent that a good faith dispute exists as to Reinsurer’s obligation to pay all or a portion of the invoice. The Company shall use reasonable efforts to reduce or mitigate any Taxes for which the Reinsurer would be obligated to reimburse the Company pursuant to this Section 2.9, other than Premium Taxes. The Company shall notify the Reinsurer as soon as possible upon the commencement of an audit or other proceedings that may give rise to a reimbursement obligation under this Section 2.9. If the Reinsurer agrees to indemnify the Company for all the costs associated with the defense of the portion of any claim that may give rise to a reimbursement obligation under this Section 2.9, the Reinsurer shall have the right to control the defense of such portion of such claim in the name of the Company or, if not so permitted under law, with the Company’s cooperation. The Company shall not settle or compromise a claim that may give rise to a reimbursement obligation under this Section 2.9 without the Reinsurer’s consent, which consent will not be unreasonably withheld. To the extent that the Company shall obtain a refund or receive credit or any other benefit in respect of all or any part of any Taxes that were the subject of reimbursement pursuant to this Section 2.9, the Company shall promptly pay to the Reinsurer the amount of such refund, credit, or other benefit.

Section 2.10 Other Reinsurance. Except for this Agreement and the Wilton Re Agreements, all other ceded reinsurance applicable to the Policies shall insure to the sole and exclusive benefit and cost of the Reinsurer, who shall assume all risks of recovery, and receive all of the benefits of such other reinsurance.

ARTICLE III

POLICY ADMINISTRATION AND RELATED MATTERS

Section 3.1 Administrative Services To Be Provided By the Company.

(a) The Company shall be responsible for providing all services arising out of or relating to the administration of the Policies and Separate Accounts, including, but not limited to, the Administrative Services, until such time as responsibility of the Administrative Services is transferred to the Reinsurer (the “Administrative Transfer Date”), which shall occur no later than the one year anniversary of the Closing Date. The Company shall utilize experienced and qualified personnel and shall provide such services in a manner consistent with (i) the terms of the Policies, (ii) the relevant terms of the KILICO Agreement, (iii) all applicable laws, rules and regulations, including those provisions of the Code and Treasury Regulations necessary to provide the Policy holders with the tax benefits associated with the Policies, and (iv) the industry standards for skill, diligence and expertise. The Company shall periodically and timely report to the Reinsurer information and data in a form and manner to be mutually agreed. In consideration for the Company performing the Administrative Services, the Reinsurer shall pay the Company a monthly rate of one-twelfth of $70.00, for each Policy (or, in the case of group Policies, each individual certificate or contract) in effect as of the first day of such month, plus the amounts included on Exhibit Q.

(b) The Reinsurer shall provide prompt notice, but in any event no later than ninety (90) days prior to the one year anniversary of the Closing Date, at any time the Reinsurer reasonably believes that it will not be able to assume responsibility for the Administrative Services by the one year anniversary of the Closing Date. The Company agrees that, upon such notice, it will extend the Administrative Transfer Date for a period of no more than ninety (90) days after the one year anniversary of the Closing Date. During any extension of the Administrative Transfer Date under this paragraph, the Reinsurer shall pay the Company a monthly rate of one-twelfth of $85.00 for each Policy (or, in the case of group Policies, each individual certificate or contract) in effect as of the first day of the extension and as of each monthly anniversary thereafter. During such extension of the Administrative Transfer Date, the Reinsurer shall also pay the Company the following amounts: (1) commercially reasonable retention bonuses for the employees to be retained by the Company to provide the Administrative Services; (2) all costs of continuing to operate the administrative systems related to the Direct Business and the Indirect Business, including without limitation any contract extensions, license fees, penalties and kill fees, that would not otherwise have been incurred; and (3) all rent, moving costs and other costs of providing a facility for continuing to provide the Administrative Services.

Section 3.2 Administrative Services To Be Provided By Reinsurer.

(a) Following the Administrative Transfer Date, except as otherwise set forth expressly herein, the Reinsurer will be responsible at its sole cost and expense for providing, or as provided therein subcontracting for the provision of, the Administrative Services. The Reinsurer and/or its subcontractor shall utilize experiences and qualified personnel and shall provide or arrange for the provision of the Administrative Services in a manner consistent with (i) the terms of the Polices, (ii) the KILICO Agreement, (iii) all applicable laws, rules and regulations, including those provisions of the Code and Treasury Regulations necessary to provide the Policyholders with the tax benefits associated with the Policies, and (iv) the industry standards for skill, diligence and expertise.

(b) In the event that the Reinsurer shall be unable to provide or cause to be provided the Administrative Services in accordance with this Agreement for any reason for a period that can reasonably be expected to exceed thirty (30) days, the Reinsurer shall provide notice to Company of its inability to perform the services and shall cooperate with Company to providing or otherwise obtaining alternative means of providing such services at the Reinsurer’s cost and expense.

(c) The Reinsurer shall, at its own cost and expense, correct any errors in Administrative Services caused by it within a reasonable time after discovering or receiving notice of such error form the Company or another Person.

(d) The Reinsurer shall use commercially reasonable efforts to keep and maintain in force, and shall require any third party administrator appointed in accordance with this Agreement to keep and maintain in force, at all times during the term of this Agreement all necessary licenses, authorizations, permits and qualifications from Governmental or Regulatory Authorities under Applicable Law and regulations as may be necessary to perform the Administrative Services in the manner required by this Agreement.

(e) Following the Effective Date, the Reinsurer shall pay directly or reimburse the Company for (i) all separate account audit fees borne by Company for the Indirect Business under Section 5.4 (c)(v) of the KILICO Agreement; and (ii) separate account audit fees incurred by Company for the Direct Business. The accounts to be paid under this paragraph shall be pro rated by time to take into account the relevant time period for which such fees were accrued but unpaid prior to the Effective Date.

(f) Effective as of the Administrative Transfer Date, the Company hereby grants to the Reinsurer all powers necessary to provide the Administrative Services, including a power of attorney to act in the name and place of the Company to the extent required to carry out those services and consistent with Applicable Law.

(g) The Reinsurer shall use commercially reasonable efforts to stay abreast of changes in the Applicable Law after the Closing Date as it applies to the Policies and Separate Accounts, and (i) if the Reinsurer learns of any such change pursuant to which it reasonably believes there is a new Legally Required Action, it shall promptly notify the Company of such change, and the Parties will determine a mutually acceptable means of discharging the Legally

Required Actions, which shall automatically be added to Exhibit I, and (ii) if the Reinsurer learns of any such change that will require a new task or function (other than a new Legally Required Action) which it would be reasonable to assume should be added to Exhibit I because it falls within a category of services already listed in such exhibit, it shall promptly notify the Company of such change, and such task or function shall automatically be added to Exhibit I.

(h) The Parties shall meet from time to time (but, in any event, no less frequently than annually) to review the Administrative Services being provided and, to the extent that the Parties so agree, identify any additional tasks or functions that should be provided, which shall automatically be added to Exhibit H and I.

Section 3.3 Notice of Certain Claims.

(a) Prior to the Administrative Transfer Date, the company will make an independent determination as to whether any claim for benefits under a Policy is properly converted under the terms of the Policy at issue, and shall notify Reinsurer in writing if the Company believes that valid grounds exist to contest, compromise or litigate such claim. The Reinsurer will accept Company’s good faith claims handling decisions that are made in accordance with this Section. At the Reinsurer’s request, the Company will provide the Reinsurer an opportunity to review the claim file. Within 5 business days or such shorter time as required under applicable law, regulation or Policy term, after receiving the claim file, the Reinsurer will inform the Company in writing if it believes that the claim should be contested, compromised or litigated. The Company will follow Reinsurer’s recommendation, except that Company may reject a recommendation to contest, compromise or litigate a claim if the Company reasonably believes that (i) the claim is covered by the Policy despite the existence of valid grounds to contest, compromise or litigate the claim; and (ii) failure to pay the claim may damage the Company’s business reputation or prejudice the company’s relationship with one or more state insurance departments. In that event, the Reinsurer and the Company shall each pay one half of such claim. After the payment is made, if either Party wishes to dispute its liability for such one-half payment, that Party may submit the matter to arbitration with this Agreement.

(b) If, based on the Reinsurer’s recommendation, the Company contents, compromises or litigates a claim related to the Policies or the performance by Reinsurer of Administrative Services, the Company shall tender the claim to the Reinsurer who shall assume full control over the handling, dispute and resolution of the claim, provided that Reinsurer shall (i) pay all costs incurred in connection with the contest, compromise or litigation (including investigation expenses, legal fees, court costs and interest charges), other than compensation paid to Company’s officers and employees; and (ii) be liable for all Extra Contractual Obligations that are attributable in Company’s acceptance of Reinsurer’s recommendation. The Reinsurer shall have the authority to settle or consent to judgment in any litigation or administrative proceeding without the Company’s consent if (i) the judgment does not impose equitable remedies on the Company or involve any restriction or condition which could reasonably be expected to have a material adverse effect on the Company or on any business of the Company or its Affiliates; or (ii) the Reinsurer obtains a complete release of, or a dismissal with prejudice of claims against Company with respect to such litigation.

(c) Following the Administrative Transfer Date, the Reinsurer will notify the Company in writing if the Reinsurer proposes to contest or litigate any claim under a Policy or related to the Reinsurer’s performance of Administrative Services. At the Company’s request, the Reinsurer will provide the Company an opportunity to review the claim file. Within 5 business days or such shorter time as required under any applicable law, regulation or Policy term, after receiving the claim file, the Company may direct the Reinsurer to pay the claim if the Company reasonably believes that (i) valid grounds exist to pay the claim, and (ii) failure to pay the claim may damage Company’s business reputation or prejudice Company’s relationship with one or more state insurance departments. In that event, the Reinsurer and the Company shall each pay one half of such claim. After the payment is made, if either Party wishes to dispute its liability for such one-half payment, that Party may submit the matter to arbitration in accordance with this Agreement.

(d) Following the Administrative Transfer Date, the Company promptly shall send and forward to the Reinsurer all notices, correspondence and all other communications it may receive regarding the Policies, including but not limited to communications from Policy owners or their advisors or representatives, or brokers or agents, or any governmental or regulatory authority. The Reinsurer promptly shall forward to the Company all notices, correspondence and all other communications it may receive regarding the Legally Required Actions.

Section 3.4 Common Remitter Functions.

(a) The Company will continue the payment remittance process for certain Policies (the “Common Remitter Policies”) as currently established until Reinsurer, at its own expense, develops an alternative mechanism.

(b) If at the Effective Date, a majority of the Common Remitter Policies (measured by number of such policies) relate to the Policies reinsured under this Agreement, the Company will cause PMG Securities, Inc. (“PMG”), (i) to continue to serve as the pass-through entity for the Common Remitter Policies and, (ii) following the Administrative Transfer Date, to (x) wire all funds received by PMG in connection with the Common Remitter Policies and any business day, and (y) forward promptly any documentation received with the payment to allow for proper crediting on the Common Remitter Policies. Following the Administrative Transfer Date, Reinsurer shall be responsible for (x) reconciling amounts received to any payment detail submitted by PMG or such other remitter as may take PMG’s place, and (y) wiring any amounts and providing any appropriate remittance documentation for policies not reinsured under this Agreement to the Company within 7 days of their receipt of the funds.

(c) If at the Effective Date, a majority of the Common Remitter Policies (measured by number of such policies) retain to Policies not reinsured under this Agreement, the Company shall continue to retain responsibility for all services related to the Common Remitter Policies, and shall wire any amounts and provide any appropriate remittance documentation for Policies reinsured under this Agreement to the Reinsurer within 7 days of their receipt of the funds. After the Administrative Transfer Date, Reinsurer will reimburse Company for its share of any reasonable costs incurred for the services to common remitter policies reinsured under this agreement.

Section 3.5 Bank account.

(a) The Reinsurer is hereby authorized to maintain bank accounts in the name of the company with banking institutions to provide the Administrative Services for the Policies. Reinsurer shall have the exclusive authority to (i) designate the authorized signatories on the bank accounts, (ii) issue drafts on and make deposits in the bank accounts in the name of the company, (iii) make withdrawals from the bank accounts, and (iv) engage in all other transactions with respect to the bank accounts as may be reasonably necessary, in every instance solely to provide the administrative services.

(b) The Reinsurer is hereby authorized by the company to maintain a separate bank account for payment of Commissions on the Indirect Business and another separate bank account for payment of Direct Business (together, the “commission account”). The commission account will be used solely for the purpose of paying all Commissions to selling Broker-Dealers and shall reflect that such Commissions are being paid on behalf of Investment Brokerage Services, Inc. (“IBS”).

(c) The Company agrees to take all step reasonably necessary to establish bank account with banking institutions and to authorize reinsurer to control all back accounts established under this Section, including the Commission Accounts. The company shall have no overdraft, transaction or maintenance fee, or other liability Associated with such bank accounts.

Section 3.6 Regulatory Matters. If the Company or the Reinsurer receives notice of or otherwise becomes aware of any inquiry, investigation, examination, audit or proceeding by Governmental or Regulatory Authorities relating to the Agreement, the policies, or the Separate Accounts, the Company or the Reinsurer, as applicable, shall promptly notify the other party thereof, whereupon the parties shall cooperate in good faith to resolve such matter in a manually satisfactory manner and shall act reasonably in light of the parties’ respective interests in and duties in respect of the matter at issue; Subject to section 3.13, with respect to any regulatory or tax related fillings required to be made by the Company or the Reinsurer with respect to the policies, Separate Accounts, or this Agreement, the parties shall cooperate, and the Reinsurer or the company, as the case may be, shall use commercially reasonable efforts, to ensure that any information reasonably required by the company and the Reinsurer in order to effect such filings is provided thereto with reasonable lead times and with as much notice as practicable given the nature of any such information and any such filings. The parties will cooperate in good faith to ensure that the Company complies with all applicable law as respects any Legally Required Action.

Section 3.7 Actuarial Reports. Each year in connection with the preparation of the company’s annual financial statements. The Reinsurer’s appointed actuary shall provide to the Company’s appointed actuary a certificate of reliance stating that in his opinion, the reserves And related natural values concerning the policies:

(i) are computed in accordance with presently accepted actuarial standards consistently applied and are fairy stated in accordance with sound actuarial principles;

(ii) are based on actuarial assumptions which produce reserves At least as great as those called for in any contract provisions as to reserve basis and method, and are in accordance with all other policy or contract provisions;

(iii) Meet the requirements of the insurance laws and regulations of the company’s state of domicile; and

(iv) have been subjected to asset adequacy testing and the reserves are adequate.

Section 3.8 Service Conversion Matters.

(a) The Company and the Reinsurer shall cooperate with each other and use their commercially reasonable efforts to effect an orderly transition and conversion of all Administrative Services as of the Administrative Transfer Date from the Company to the Reinsurer. The assistance and services the Reinsurer expects will be needed from Company in order to effect the conversion and transition of the Administrative Services are set forth in Exhibits I. Each of the Company and the Reinsurer shall bear its own costs and expenses associated with the conversion/transition of the administration of the policies from the company’s current systems in accordance with the provisions of this Agreement. The Company will take all actions reasonably requested by the reinsurer as may be necessary or appropriated for the enforcement of the Company’s right under any third party administration (“TPA”) or similar agreement pertaining to the Administrative Services and shall allow the Reinsurer to participate actively in discussions’ and negotiations’ concerning the transition and conversion of the Administrative Services from any such TPA to the reinsurer. The company agrees that it shall confer with the reinsurer concerning the timing of the delivery by the Company of any termination notice in respect of any TPA agreements and shall not deliver any such notice without the reinsurer’s prior written consent. Which consent shall not be unreasonably withheld, conditioned, or delayed.

(b) In connection with the transfer and conversion of Administrative Services to the Reinsurer or its subcontractor, the Company shall provide and transfer to the Reinsurer (to the extents that such documents and materials exist and are in possession, custody or control of the Company), and the reinsure shall hold in its possession and custody as Administrator, all documents, information (whether electronically stored or otherwise) and all other materials relating to the Policies and the Separate Account, including but not limited to the application forms, policy and rider forms (with state-by-state variations thereof premium and non -forfeiture valuation manuals, reserve tables actuarial memoranda, during Reinsurance Agreements and any other forms, tables or information reasonably requested or required to provide the administrative service

(c) Expect as may be required by applicable law, absent Reinsurer’s prior written consent, the company will make no amendment or modification to any Policy or riders attached thereto or amendments thereof.

(d) The Company shall permit the Reinsurer use all tradenames and trademarks of the Company and KILICO and their respective affiliates reasonably necessary to perform and provide the Administrative Services in the event the Company is unable to permit the Reinsurer to use any tradenames and trademarks reasonably necessary to perform and provide the administrative Services, the Company shall use its commercially reasonable efforts to obtain promptly whatever permission is necessary.

(e) To the extent permitted by law and subject to applicable licensing or contractual restrictions, the Company shall provide the Reinsurer with access to all software and data processing systems currently used to perform the Administrative Services. For software systems not owned or developed by the Company of its Affiliates the Company and the Reinsurer shall share on 50/50 basis any costs of related license focus associated with providing access to the software. The Company shall use its commercially reasonable efforts to involve the Reinsurer in negotiations with the current owner of such software concerning acquisition of subject license rights.

Section 3.9 Books and Records. After the Administrative Transfer Date, The Reinsurer shall maintain or cause to be maintained all books and records relating to the Polices and Separate Accounting required to be maintained pursuant to all applicable laws including Section 31 of the 1940 Act and Rules 31a-1 and 31a-2 under the 1940 Act, including but not limited to adequate books and records of all transactions in which Reinsurer, as administrator, engages with policyholders under the Policies. Such books and records (i) must be maintained and preserved for the team of this Agreement in according with the requirements of Rules 31a-1 and 31a-2 under the 1940 Act, (ii) shall be the property of Company and shall be surrendered to Company promptly upon the request, as required by Rule 31a-3 under the 1940 Act; and (iii) shall be maintained by the Reinsurer as administrator, in accordance with prudent standards of record keeping. Government or Regulatory Authorities and their designated representatives shall be given access to such books and records for the purpose of examination, Audit and inspection.

Section 3.10 Access to and Inspection and Copying of Records. Subject to Section 3.13, either party and its employees and authorized representatives may audit examine and copy (at Party’s own expense), during regular business hours, at the home office (or such other office, if said books and records are not maintained to the home office) of the other Party, any and all books, records, statements, correspondence, reports, other documents and trust accounts that relate to the Policies upon giving reasonable prior notice to the other Party and, in addition, access to all information necessary to comply with Generally Accepted Auditing Standards and applicable law, including access to subcontractors. The other Party and any subcontractor shall (a) provide a reasonable work space for such audit, examination or copying, (b) cooperate fully and faithfully, and (c) disclose the existence of and produce any and all materials reasonably requested to be produced. The failure by either Party to pay an amount claimed to be due shall not effect that Party’s rights under this Section.

Section 3.11 Errors and Omissions. If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is caused by mistake, misunderstanding or oversight in connection with clerical or administrative matters, the Parties promptly will adjust the situation to what it would have been had the mistake, misunderstanding or oversight not occurred, and the reinsurance provided hereunder will not be invalidated.

Section 3.12 DAC Tax Election. The parties elect to apply to this Agreement Section 1.848-2(g)(8) of the Treasury Regulations as further set forth in Exhibit N.

Section 3.13 No Access in Tax Materials: No Control Over Tax Positions. Notwithstanding Section 3.6, the company shall not interfere with the right of the Reinsurer to arrange its Tax affairs in its sole discretion in whatever manner it thinks fit, provided that the Reinsurer shall comply with section 3.12. In addition notwithstanding section 3.6, The Reinsurer shall be under no obligation under any circumstance to disclose any income, franchise, or other similar Tax Returns, or any information or any computations relating to its income, franchise or other similar Tax affairs or to do anything that in its sole discretion would prejudice its ability to benefit from any credits, relief, remissions or repayments relating to income, franchise, or other similar Tax to which it may be entitled, unless otherwise required by law, in which case the Reinsurer shall comply with section 3.6 to the extent required by law, if the Reinsurer shall not so comply, the Reinsurer shall reimburse the Company for any fines and damages (grossed –up for the income tax imposed on the Company on any reimbursed amount to the extent that the Company is not entitled to a deduction in respect of the fine or damage) imposed directly on the Company by a Governmental or Regulatory Authority, the Internal Revenue Service, or other state or local taxing authority as a direct consequence of the Reinsurer’s failure to comply, to the extent such failure relates to the Policies and such fines and damages could not have been avoided by the Company by using reasonable alternative means. Except as specifically provided herein, this Section 3.13 shall not limit the Reinsurer’s obligations under Section 3.6.

Section 3.14 Non-Guaranteed Elements. The Company shall said all Non-Guaranteed Elements with respect to the Direct Business and the Indirect Business, taking into account the written recommendations of Designated Representative of the Reinsurer. The Company shall, with in a commercially reasonable period after receipt (which in no case shall exceed thirty (30) days), provide the Reinsurer with written notice of the Company’s election to approve or disapprove the Reinsurer’s recommendations, which approval shall not be unreasonably withheld; provided, however, the Company shall be deemed to have unreasonably withheld its approval. If it fails to approve the Reinsurer’s recommendations where, along with the recommendation, the Reinsurer has provided the Company with (i) a statement from the Reinsurer’s general counsel, senior most legal officer or retained counsel that such recommendation complies with Applicable Law, applicable common law and the terms of the applicable Policies and the KILICO Agreement, and (ii) a statement from the Reinsurer’s chief or most senior actuary that such recommendation complies with Actuarial Standards of Practice promulgated by the Actuarial Standards Board governing re-determination of non-guaranteed charges or elements. If the Company approves such recommendations, the Company shall, at the Reinsurer’s expense, use commercially reasonable efforts to effect promptly the file Reinsurer’s recommendations. Notwithstanding the foregoing, prior to implementation of any recommendation of Reinsurer with respect to administration of Non Guaranteed Elements with respect to the Direct Business and the Indirect Business, in the event that the Company has reasonable cause to believe that such recommendation fails to comport with the provisions of any Policy, the KILICO Agreement, Applicable Law, applicable common law or the Actuarial Standards of Practice promulgated by the Actuarial Standard Board governing re-determination of non-guaranteed charges, then the Company may commence a privileged and confidential non-binding mediation, provided that there shall be no written briefs or written communications among the Parties and the mediator which address the merits of either Party’s position. In the event of a disagreement with respect to such recommendation that is not resolved by agreement through the aforementioned mediation procedure, the Company’s decision shall control for purposes of the matter at issue, but the Reinsurer shall be deemed to have preserved and reserved all rights under this Agreement to seek all remedies to which it may be entitled.

Section 3.15 Matters Relating to KILICO Agreement.

(a) Without the written consent of the Reinsurer, the KILICO Agreement shall not be altered, amended or modified in a manner that would have a material adverse effect on the Reinsurer’s rights, obligations and economic expectations under this Agreement taken as a whole, provided that the Reinsurer’s consent shall not be unreasonably withheld, taking into account the expectations of the Parties as to the transaction embodied in the Stock Purchase Agreement in its entirety. The Reinsurer’s Designated Representative may make written recommendations to the Company with respect to the exercise of any rights under (i) Section 3.2(b) or, with respect to disputes that relate solely to the Policies or solely to the Separate Accounts, Sections 13.4 or Article X of the KILICO Agreement (including decisions during an arbitration or other dispute resolution proceeding, and the settlement of any disputes with KILICO), or (ii) any similar term condition or provision which may be agreed between the Company and KILICO after the Closing Date. The Company will follow each such recommendation, unless the recommendation would violate the Policies, the KILICO Agreement, Applicable Law or applicable common law or impose a liability or cost on the Company that is not indemnified or reimbursed by the Reinsurer. If the Company approves such recommendations the Company shall at the Reinsurer’s expense, use commercially reasonable efforts so effect promptly the Reinsurer’s recommendation. If the Company does not approve such recommendation, then either Party may commence a privileged and confidential nonbinding mediation, provided that there shall be no written briefs or written communications among the Parties and the mediator which address the merits of either Party’s position. In the event of a disagreement with respect to such recommendation that is not resolved by agreement through the aforementioned mediation procedure the Company’s decision shall control for purposes of the matter at issue, but the Reinsurer shall be deemed to have preserved and reserved all rights under this Agreement to seek all remedies to which it may be entitled.

(b) The Reinsurer’s Designated Representative may also make written recommendations to the Company with respect to the exercise of any rights under Article 13.4 or Article X of the KILICO Agreement with respect to disputes that relate partially (but not solely) to the Policies or the Separate Accounts. The Company shall consider such recommendations and shall use its commercially reasonable judgment to reach a resolution that is acceptable to, and gives due regard to the interests of both Parties. For purposes of the preceding sentence, the term “commercially reasonable” shall have the same meaning as set forth in Section 9.5. If the Company approves such recommendation, the Company shall, at the Reinsurer’s expense, use commercially reasonable efforts to effect promptly the Reinsurer’s recommendation. If the Company determines that it should not follow a recommendation of the Reinsurer, then either Party may commence a privileged and confidential non-binding mediation, provided that there shall be no written briefs or written communications among the Parties and the mediator which address the merits of either Party’s position. In the event of a disagreement with respect to such recommendation that is not resolved by agreement through the aforementioned mediation procedure, the Company’s decision shall control for purposes of the matter at issue, but the Reinsurer shall be deemed to have preserved and reserved all rights under this Agreement to seek all remedies to which it may be entitled.

(c) The Parties acknowledge and agree that they have a common legal interest in disputes missing in connection with the KILICO Agreement, and that all communications between and among the parties regarding the KILICO Agreement, as well as any mediation undertaken pursuant to this Section, shall be privileged and confidential.

(d) Except with the prior written approval of the Reinsurer, the Company shall not assert setoff of (i) General Account Assets or (ii) amounts owed by KILICO under the KILICO Agreement in connection with the Policies, as against any amount claimed by KILICO to be owed by the Company under the KILICO Agreement that does not specifically and solely relate to the Policies.

(e) The Company shall use commercially reasonable efforts to avoid the occurrence of any of the circumstances described in Sections 9.5(a)(ii), (iii), (v), (vi) of the KILICO Agreement.

(f) In the event of a Recapture under or pursuant to the KILICO Agreement, the Company shall pay to the Reinsurer the portion of the KILICO Agreement Termination For attributable to the Indirect Business. The Company hereby grants to the Reinsurer a security interest in such amount, and the Company agrees to enter into a mutually acceptable security agreement with the Reinsurer in respect of such amount.

Section 3.16 Subcontracting. Subject to any restrictions contained in the KILICO Agreement the Reinsurer shall have the right to arrange for the third Party administrators, identified and listed in Exhibit U, to perform any portion of the services that Reinsurer has agreed to provide under this Agreement. In addition, subject to any restrictions contained in the KILICO Agreement and the Company’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned, the Reinsurer may arrange for one or more other duly authorized third party administrators to perform any portion of the services that Reinsurer has agreed to provide under this Agreement. Notwithstanding the foregoing. Reinsurer shall remain liable to Company in accordance with the terms of this Agreement for any such work performed by a subcontractor. Reinsurer shall be responsible for any additional costs incurred as a result of its subcontracting the services to be provided under this Agreement. Reinsurer shall provide Company with prior written notice of any third party arrangements implemented thereby as constitute a delegation or subcontracting of the performance of any material element of its administrative obligations hereunder. Upon a termination of this Agreement, the Reinsurer shall use commercially reasonable efforts to effect an assignment to the Company of the subcontracts referred to in this Section. In the event that the Company reassumes the Administrative Services, the Reinsurer shall ensure that the subcontractors referred to in this Section cooperate with the Company in connection with the transfer of the Administrative Services back to the Company. The Reinsurer agrees that shall confer with the Company concerning the timing of the delivery by the Reinsurer of any termination notice in respect of any TPA agreements and shall not deliver any such notice without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

ARTICLE IV

ACCOUNTING AND CASH FLOWS

Section 4.1 Definition of Revenues. In this Article:

(a) “Revenues on Policies and Non-transferred Assets” means the statutory revenues associated with the Separate Account Assets, the General Account Assets, and the Policies, including without limitation, all (1) premiums not of administrative fees and deposit charges, administrative fees and deposit charges deducted by the Company, income from fees arising from investment management, administration, and contract guarantees from Separate Accounts, collected, market value adjustments collected, back-end loadings collected and any other fees, charges or expenses under the policies (2) revenues and fees received by the Company from funds or fund managers under all participation agreements, revenue sharing arrangements, administrative services agreements, advisory agreements and similar agreements or arrangements; and (3) with respect to the general Account Assets, net investment income, (taking into account all foreign tax credits received in respect of such investment income) interest earned on policy loans, realized galas and losses, and the IMR Adjustment. Unless stated otherwise, all terms used in this paragraph shall have the same definitions as these terms are used in the Company’s 2004 convention form statutory annual statement as field with the Insurance Department of Illinois.

(b) “Additional revenues” means other distributions to which the Reinsurer is entitled pursuant to this Agreement.

Section 4.2 Management Investment Advisory Account.

(a) The owners of certain Policies have elected to enter in to a separate investment advisory service agreement with PMG Asset Management, Inc. (“PMGAM”), which is registered as an investment adviser with the SEC. For a fee, PMGAM provides to participating Policy owners a discretionary asset allocation service under its Managed Investment Advisory Account (the “MIAA”). Under an agreement with PMGAM, Ibbotson Associates, Inc. (“Ibbotson”), performs certain services in connection with the MIAA. Participating Policy owners pay an initial set up fee and an annual fee for the MIAA. The Company withdraws the MIAA fees from the participating Policy owners contract values and pays them to PMGAM.

(b) Following the Administrative Transfer Date, the Reinsurer will deduct the MIAA fees from participating Policies and will pay those fees to PMGAM as part of the Administrative Services. Reinsurer agrees to remit to PMGAM no less frequently than monthly all MIAA fees deducted from Policies during the period. The MIAA fees will be paid separately from any amounts payable to the Company under this Agreement.

(c) The Reinsurer agrees that to the extent that MIAA fees do not fully cover all costs and expenses incurred by PMGAM to support the MIAA program, including amounts paid to Ibbotson and the costs incurred to maintain all required memberships and registrations, Reinsurer will reimburse PMGAM for any such shortfall annually.

(d) The Company agrees that to the extent that MIAA fees exceed all costs and expenses incurred by PMGAM to support the MIAA program, including amounts paid to Ibbotson and the costs incurred to maintain PMGAM, including all required memberships and registrations, the Company shall cause PMGAM to pay the Reinsurer any excess profits to the extent permitted by Applicable Law.

(e) Subject to contractual and legal restrictions and the consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, the Reinsurer shall have the right to: (i) replace PMGAM with a different registered investment advisor, or (ii) cancel the MIAA program.

Section 4.3 Settlements. There shall be quarterly calculations of (a) Revenues on Policies and Non-Transferred Assets, plus (b) Additional revenues, minus (c) all incurred benefits, and expenses of the Reinsurer (except to the extent already paid, netted or otherwise accounted for in (a) or (b)) under this Agreement (the “Calculated Amount”). If positive, the Company shall pay the Calculated Amount to the Reinsurer. If negative, the Reinsurer shall pay the Company the Calculated Amount.

Section 4.4 Settlements and Reports. Settlements shall be made in accordance with Exhibits K and L.

(a) Prior to the Administrative Transfer Date.

(i) Prior to the Administrative Transfer Date, the Company will provide the Reinsurer with completed reports in the form of Exhibit K, in accordance with the timetable set out in such Exhibit, and payment shall be made in the respective time period stated in such Exhibit. The first such report shall include information commencing with the Effective Date.

(ii) Any payment required by this Section shall be made by means of a wire transfer of immediately available funds.

(b) Following the Administrative Transfer Date.

(i) After the Administrative Transfer date, Reinsurer will provide Company with completed reports in the form of Exhibit L, in accordance with the timetable set out in such Exhibit and payment shall be made in the respective time periods stated in such Exhibit.

(ii) Any payment required by this section shall be made by means of a wire transfer of immediately available funds or be credited to Reinsurer.

Section 4.5 Closing Settlement. On the Closing Date, the Company shall provide to the Reinsurer with a completed report in the form of Exhibit K, but which shall contain information covering the period from the Effective Date up to and including the Closing Date (“the Closing Settlement Report”). Amount due under the Closing Settlement Report shall be paid on the Closing Date or such later time as the Parties may agree.

ARTICLE V

CREDIT FOR REINSURANCE AND RELATED MATTERS

Section 5.1 Credit for Reinsurance and Ceding Allowances.

(a) The Company shall establish and maintain proper reserves for the policies in accordance with the statutory accounting principles and practices applicable to the Company. The Reinsurer shall take such steps as may be required for Company to receive full credit on the Company’s statutory financial statements for the reinsurance ceded under this Agreement in all jurisdictions in which Company is licensed to do insurance business. The Reinsurer shall (i) notify Company immediately of any threatened loss of license or authorization or other change or condition that may affect of ability of Company to obtain such credit and (ii) provide Company which such additional information and status report as Company may reasonably request.

(b) The parties expect and enter into this Agreement with the intention that (i) this Agreement will be treated as insurance on the Company’s statutory financial statements with the result that the Company will be able in include the Ceding Commission as a surplus enhancement. And (ii) the provisions of Section 2.4 properly resolve any issue presented because of the KILICO Security Trust and KILICO Agreement. If, however, the Company does not receive this accounting treatment in any jurisdiction in which it is licensed, the Reinsurer and the Company shall cooperate with one another in good faith and take all commercially reasonable steps to enable the company to obtain such treatment, provided that the Reinsurer shall be under no obligation to incur additional costs, fees, burdens, obligations or liabilities. If the Company and the Reinsurer are unable to reach a mutually acceptable solution, then this Agreement shall Terminate in accordance with sections 10.1 and 10.2 and the Reinsurer shall receive the termination fee as set forth in Exhibit M.

ARTICLE VI

CONSENTS, REGULATORY APPROVALS AND INSOLVENCY CLAUSE

Section 6.1 Consents and Approvals. Each party will use its commercially reasonable efforts to secure any regulatory approval of this Agreement that is required by law in secure and any consent that it is required to obtain.

Section 6.2 Cooperation. The parties shall cooperate with each other in complying with regulatory requirements and requesting regulatory inquiries associated with the Policies, the Separate Accounts, or this agreement.

Section 6.3 Insolvency. Reinsurance provided under this Agreement shall be payable by the Reinsurer on the basis of the Company’s liability under the Policies without diminution because of the insolvency of the Company. The Reinsurer shall pay its share of the Company’s liability directly to the Company or its liquidator, receiver, or statutory successor. The liquidator, receiver, or statutory success shall give written notice to the Reinsurer of the pendency of a claim against the Company involving a policy reinsured under this Agreement within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim, the Reinsurer may investigate the claim interpose at its own expense, in the proceeding where the claim is to be adjudicated, any defense or defenses which it may deem available to the Company or the Company’s liquidator, receiver, or statutory successor. Any expense the Reinsurer thus incurs shall be chargeable, subject to court approval, to the Company as part of the expense of liquidation to the extent of the proportionals share of the benefit which may accrue to the Company solely from the defense undertaken by the Reinsurer in the event two or more assuming reinsurers are involved in the same claim and a majority in interest elect to interpose a defense to such claim, the expense shall be apportioned in occurrence with the terms of this Agreement as though such expenses had been incurred by the Company.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 7.1 Organization and Standing of Company. The Company is a corporation duly organized and validly existing under the laws of the State of Illinois and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on the operations of its business as they are now being conducted, except where the failures to have such authority would not , individually or in the aggregate, have a material adverse effect.

Section 7.2 Authorization. The Company has all requisite power and authority to enter into this Agreement, And to perform its obligations hereunder subject to the receipt of any necessary regulatory approval or non-disapproval. The execution and delivery by Company of this Agreement, and the performance by Company of its obligations hereunder have been duly authorized and are valid and binding obligations of Company, enforceable against it in occurrence in its terms except as enforceability may be limited by bankrupts insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

Section 7.3 No Conflict or Violations. The execution, delivery and performance of the Agreement will not (a) violate any provision of the Articles of incorporation, By-laws or other charter or organizational document of Company, (b) subject to the receipt or any necessary regulatory approval or non-disapproval violate any statute, law or regulation of any jurisdiction applicable to Company, or (c) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any license or authorization issued by the Company’s state of domicile that is related to Company’s business or necessary to enable Company to perform its obligations under this Agreement.

Section 7.4 Consents and Approvals. Other than as set forth on Exhibit Q hereto, the execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof, do not require Company to obtain any permit or any consent, approval or action of, make any filing with or give any notice to, any Governmental or Regulatory Authority other than any such permits, consents or approvals (a) as have be obtained (b) that are required to be or can only be given after the execution hereof, including without limitation those actions taken in connection with the filling of insurance statutory quarterly or annual statements or (c) which the failure to obtain would not reasonably be expected to have a material adverse effect on the business, operations or financial condition or the Company.

Section 7.5 Brokerage and Financial Advisors. No broker, finder or financial adviser has acted directly or indirectly as such for ,or is entitled to any compensation from Company in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF REINSURER

Section 8.1 Organization and Standing of Reinsurer. Reinsurer is a corporation duly organized and validly existing under the laws of the State of Massachusetts and properly licensed to engage in the insurance business in the State of Illinois and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on the operations of its business as they are now being conducted, except where the failure to have such authority Would not, individually or in the aggregate, have a material adverse effect Reinsure is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Reinsure’s ability to perform its obligations under this Agreement Reinsurer is not a “foreign insurer or reinsurer” within the meaning of § 4372 of the internal Revenue Code of 1986, as amended.

Section 8.2 Authorization. Reinsurer has all requisite power and authority to enter into this Agreement, and to perform its obligations hereunder subject to the receipt of any necessary regulatory approval or non-disapproval. The execution and delivery by Reinsurer of this Agreement and the performance by Reinsurer of its obligations be under have been duly authorized and are valid and binding obligations of Reinsurer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors right generally or by the principles governing the availability of equitable remedies.

Section 8.3 No Conflict or Violation. The execution, deliver and performance of this Agreement will not (a) violate any provision of the Articles of Incorporation, By-laws or other charter or organizational document of Reinsurer, (b) violate, conflict with or result in the breach of any of the terms of result in any modification of, give any counterparty the right to terminate, or constitute a default under, any contact or other agreement to which Reinsurer is a party; (c) violate any order, judgment or decree applicable to reinsurer, (d) subject to be the receipt of any necessary regulatory approval or non-disapproval violate and statute, law or regulation of any may jurisdiction applicable to Reinsurer (e) result in a breach or violation of any of the terms or conditions of constitute a default under, or otherwise cause an impairment of, any license or authorization related to Reinsurer’s business or necessary to enable Reinsurer to perform its obligations under this Agreement.

Section 8.4 Actions and Proceedings. There are no outstanding orders, decrees or judgments by or with any Governmental or Regulatory Authority applicable to the Reinsurer or its properties or assets, nor actions, suits, arbitrations or legal, administrative or other proceedings pending or, to the knowledge of Reinsurer, threatened against, at law or in equity, or before or by any Governmental or Regulatory Authority or before any arbitrator of any kind which would, individually or in the aggregate, in the event of an adverse ruling, decree, judgment or decision (a) have a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement or the KILICO Agreement; or (b) have a material effect on the financial condition of the Reinsurer or result to the Reinsurer’s knowledge in a downgrade of the Reinsurer’s A.M. Best Rating below B+; or (c) result in material damage to the reputation of the Reinsurer or otherwise be reasonably expected to result in a material increase in lapses or surrenders or Policies.

Section 8.5 Consents and Approvals. Other than as set forth on Exhibit P hereto, the execution, delivery and performance by Reinsurer of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof, do not require Reinsurer to obtain any permit or any consent, approval or action of make any filing with or give any notice to, any Governmental or Regulatory Authority other than any such permits, consents or approvals (a) as have been obtained, (b) that are required to be or can only be given after the execution hereof, including without limitation those action taken in connection with the filing of insurance statutory quarterly or annual statements or (c) which the failure to obtain would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Reinsurer.

Section 8.6 Brokerage and Financial Advisers. No broker, finder or financial advisor has acted directly or indirectly as such for, or is entitled to any compensation from, Reinsurer in connection with this Agreement or the transactions contemplated hereby.

Section 8.7 Licenses and Franchises. Reinsurer together with one or more third party administrators appointed by Reinsurer pursuant to this Agreement hereof has all licenses and authorizations necessary to perform its obligations under this Agreement. All such licenses and authorizations of Reinsurer are valid and in full force and effect and Reinsurer is not operating under any formal or informal agreement or understanding with any Governmental or Regulatory Authority which restricts its authority to do business or requires Reinsurer to take, or refrain from taking, any action. No material violations exist in respect of any such license or authorization of Reinsurer and no investigation or proceeding is pending or, to the knowledge of Reinsurer, threatened, that would be reasonably likely to result in the suspension, revocation or material limitation or restriction of any such license or authorization.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by the Company. The Company hereby indemnifies and holds the Reinsurer harmless from and against all loss, damage, cost and expense of any nature, including legal, accounting and other professional fees, arising from (a) any liability relating to any Policy that is not reinsured by the Reinsurer under this Agreement, (b) any breach of this Agreement by the Company, or (c) any inaccuracy or falsity of a representation or warranty made by the Company under this Agreement.

Section 9.2 Indemnification by the Reinsurer. The Reinsurer hereby indemnifies and holds the Company harmless from and against all loss, damage, cost and expense of any nature, including legal, accounting and other professional fees, arising from (a) any liability reinsured under this Agreement, to the extent of the reinsurance provided; (b) any breach of this Agreement by the Reinsurer, or (c) any inaccuracy or falsity of a representation or warranty made by the Reinsurer under this Agreement.

Section 9.3 Notice of Potential Liability. Promptly after receipt by an indemnified party hereunder of notice of any demand, claim or circumstances which, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in an indemnified liability, the indemnified party shall give notice of the potential liability to the indemnifying party. The notice shall (i) describe the potential liability in reasonable detail, (ii) indicate the amount (estimated, if necessary) of the loss that has been or may be suffered by the indemnified party and (iii) include a statement as to the basis for the indemnification sought. Failure to provide notice in a timely manner shall not be deemed a waiver of the indemnified party’s right to indemnification other than to the extent that such failure prejudices the defense of the claim by the indemnifying party.

Section 9.4 Opportunity to Defend. The indemnifying party may elect to defend, at its own expense and by its own counsel, any potential liability covered by this Article; provided, however, that the indemnifying party may not compromise or settle any such liability, unless (i) such settlement is on exclusively monetary terms or (ii) the indemnified party shall have consented to the terms of such settlement, which consent shall not be unreasonably withheld, conditioned or delayed. If this indemnified party does not provide such consent, the indemnified party shall (i) assume control over the handling of the matter, (ii) bear all costs and fees associated with continuing the proceeding or matter; and (iii) shall indemnify and hold harmless the indemnifying party for any liabilities in excess of the amount on which the indemnifying party had proposed to settle the matter. If the indemnifying party elects to defend the potential liability, it shall within 30 days from receipt of the notice required by Section 9.3 notify the indemnified party of its intent to do so, and the indemnified party shall cooperate in the defense at its own expense.

Section 9.5 SPA Indemnification Claims.

(a) If the Reinsurer believes there is a basis for an SPA Indemnification Claim, it shall provide notice to the Company requesting that the Company assert and pursue the Claim, and the Company shall, in a commercially reasonable manner, (i) diligently investigate, handle and pursue the claim, including instituting and prosecuting legal and other appropriate dispute resolution proceedings, (ii) take into account the interests of the Reinsurer in making all decisions concerning its handling of the claim; (iii) notify the Reinsurer of reasonably significant developments concerning the claim; (iv) appoint counsel which is reasonably acceptable to the Reinsurer, and make such counsel available to the Reinsurer for information regarding the prosecution and handling of the claim; and (v) give due consideration to any comments or recommendations the Reinsurer may have in connection with the prosecution, handling, and settlement of the claim; provided that the Reinsurer shall provide such information and cooperation as is necessary for the Company to take the aforementioned actions, and the Company shall at all times retain control over all such matters.

(b) If at any time during the Company’s handling, pursuant or settlement of the claim, the Parties disagree as to whether the Company is acting in a commercially reasonable manner, then either Party may commence a privileged and confidential non-binding mediation, provided that there shall be no written briefs or written communications among the Parties and the mediator which address the merits of either Party’s position. For purposes of this Section (and Section 3.15 where indicated), the Company shall be deemed to have acted in a commercially reasonable manner if it: (i) acts in accordance with Section 9.5(a), (ii) acts in accordance with the Parties’ respective rights, interests and obligations under this Agreement, the KILICO Agreement and the Stock Purchase Agreement, and (iii) treats the Reinsurer’s claims as it would treat the Company’s own claims (neither favoring, nor disfavoring, the Reinsurer’s claims simply because they belong to the Reinsurer). If the disagreements is not resolved by agreement through the aforementioned mediation procedure, the Company’s decision shall control for purposes of the matter at issue, but the Reinsurer shall be deemed to have preserved and reserved all rights under this Agreement to seek all remedies to which it may be entitled. For avoidance of doubt, the provisions of Section 9.5(a) shall continue to apply regardless of any disagreement or the outcome of any mediation process.

(c) Upon obtaining recovery on an SPA Indemnification Claim from the Seller, the Company shall pay to the Reinsurer the Reinsurer’s Entitled Recovery as defined and set forth in Exhibit T to this Agreement.

(d) The Parties acknowledge and agree that they have a common legal interest in SPA Indemnification Claims and that all communications between and among the Parties relating to SPA Indemnification Claims, as well as any mediation undertaken pursuant to this Section, shall be privileged and confidential.

ARTICLE X

TERMINATION

Section 10.1 Termination. In addition to any other remedies that either Party may have as a result of any breach of this Agreement by the other party:.

(a) The Reinsurer may terminate this Agreement for non-payment of amounts due by the Company to the Reinsurer under this Agreement (provided that the amounts due are not de minimis), unless the unpaid (amounts are the subject of a good-faith dispute, if full payment of such amounts is not made within 45 days’ prior written notice to the Company, and provided that the Reinsurer shall have provided a second notice to the Company no later than 30 days prior to the end of such 45 day period.

(b) The Company may terminate this Agreement: (i) immediately upon the initiation against the Reinsurer of any delinquency proceeding, including but not limited to supervision, conservation, rehabilitation, liquidation, bankruptcy or any other proceeding of a similar nature; (ii) if the Reinsurer ceases to have a Moody’s Investors Services financial strength rating which is at least Baa3; (iii) upon giving 60 days’ prior written notice to the Reinsurer for materially breaching the Reinsurer’s obligations in connection with the provision of Administrative Services under this Agreement, but only if during that 60-day period the Reinsurer has not formulated and begun implementation of a plan, reasonably acceptable to the Company, to cure such material or breaches; or (iv) for non-payment of material amounts due by the Reinsure to the Company under this Agreement (unless the unpaid amounts are the subject of a good-faith dispute), if full payment of such amounts is not made within 45 days’ prior written notice to the Reinsurer, and provided that the Company shall have provided a second notice to the Reinsurer no later than 30 days prior to the end of such 45 day period.

(c) Upon recapture by KILICO in full of all the business ceded under the terms of the KILICO Agreement, this Agreement shall terminate as to the Indirect Business, but shall remain in force as to the Direct Business. If upon termination of this Agreement as to the Indirect Business, the SAP book value of the General Account Assets in the Direct Business is below $15,000,000, the Parties shall cooperate to convert this Agreement into a full coinsurance agreement in respect of the remaining General Account Liabilities.

(d) In addition to or in lien of terminating this Agreement, the non-breaching Party may pursue any other remedies that it may have as a result of the breach (except as otherwise provided in Section 10.2).

Section 10.2 Effect of Termination. Upon termination of this Agreement, (i) the Company shall recapture all liabilities previously ceded to Reinsurer; (ii) the Company shall reassume responsibility for Administrative Services and the Company and the Reinsurer shall cooperate with each other and use their commercially reasonable efforts to effect an orderly transition and conversion of such Administrative Services; (iii) the Reinsurer’s liability under this Agreement in connection with the recaptured risks will terminate (subject to the Reinsurer’s satisfaction of subsection (iv)); (iv) the Reinsurer shall pay to the Company any amounts owed by the Reinsurer to the Company under this Agreement as of the date of recapture; (v) the Company shall pay the Reinsurer any amounts owed by the Company to the Reinsurer under this Agreement as of the date of recapture; and (v) the Company shall pay the Reinsurer the unauthorized portion of the ceding commission in accordance with the schedule attached as Exhibit M (“Termination Fee” ), provided that, as liquidated damages, the Termination Fee shall be reduced by 17.5% of the amount set forth in Exhibit M if termination results from a breach of this contract by the Reinsurer, or a recapture following a downgrade of the Reinsurer pursuant to Section 10.1.

Section 10.3 Costs of Termination. In the event of a termination under Section 10.1(a) or (c), the Company shall bear all costs, and shall indemnify the Reinsurer for its costs, relating to the transfer of Administrative Services back to the Company. In the event of a termination under Section 10.1(b), the Reinsurer shall bear all costs, and shall indemnify the Company for its costs. associated with the transfer of the Administrative Services back to the Company.

ARTICLE XI

COMPLAINTS AND INVESTIGATIONS

Section 11.1 Procedure for Handling Litigation and Administrative Proceedings. Other than claim related disputes (which, for avoidance of doubt, are addressed in Article III), in any legal action or administrative proceeding (including before the National Association of Securities Dealers or the Securities and Exchange Commission) arising out of or relating to the Administrative Services provided by the Reinsurer pursuant to this Agreement (hereinafter, “Legal Actions”), the Reinsurer shall be responsible, as its cost, for the defense thereof, including the defense of the Company should the Company be named as defendant. The Company and Reinsurer shall promptly advise each other of Legal Actions which come to the respective attention of the parties as either threatened or commenced. Company and Reinsurer agree to cooperate fully in the defense of any Legal Actions including furnishing any related documentation or information in their possession to the party defending such Legal Actions. Such notice shall include a summary of the nature of the threatened or pending litigation, the alleged actions or omissions giving rise to such litigation or threatened litigation and copies of any files that Company may reasonably require in order to review such litigation. The Reinsurer shall have the authority to settle or consent to judgment in any litigation or administrative proceeding without Company’s consent if (i) the judgment does not impose equitable remedies on Company or involve any restriction or condition which could reasonably be expected to have a material adverse effect on Company or on any business of Company or its Affiliates; or (ii) Reinsurer obtains a complete release of, or a dismissal with prejudice of claims against, Company with respect to such litigation.

Section 11.2 Complaint Handling Procedure. The parties will cooperate with each other in providing information necessary to respond to any complaints concerning the Policies.

(a) Prior to the Administrative Transfer Date, the Company shall respond to all complaints received concerning the Policies. The Company will provide the Reinsurer with copies of the complaint file. The Company will promptly notify the Reinsurer of any complaint that may have a material adverse effect on the Policies.

(b) Alter the Administrative Transfer Date, Reinsurer shall respond to all complaints received by it concerning the Policies, subject to the limitations described in subsection (c) below. All complaints concerning the Policies received by Company after the Administrative Transfer Date shall be immediately forwarded by facsimile or overnight mail to a contact person designed by Reinsurer for reply. Reinsurer shall be responsible for maintaining any complaint files, complaint registers or other reports of any kind concerning the Policies as are required to be maintained under applicable law. Reinsurer shall immediately forward copies of such items, each time they are completed or updated, by facsimile or overnight mail to a contact person designated by Company. Reinsurer agrees to forward promptly to Company for joint investigation any insurance department inquiries, or inquiries of any other regulatory body, in connection with this Agreement. Reinsurer and Company agree to cooperate fully with each other in any regulatory examination or judicial proceedings, and in connection with any complaint filed by an insured with an insurance department or other regulatory authority or the Better Business Bureau, but except for Legally Required Actions or as otherwise requested by Company, Reinsurer shall be responsible for handling such proceedings and complaints.

(c) in administering the policies, Reinsurer will draft a proposed response for review by the company concerning:

(i) Complaints related to replacements and exchanges, suitability, sales to seniors, or other prevailing industry concerns;

(ii) Complaints related to sales practices by representatives of PMG securities;

(iii) Complaints that may allege the existence of a pattern of issues that would result in material effect on the Policies;

(iv) Complaints related to the appropriate tax status of the policies:

(v) Complaints related to actions that occurred prior in the Administrative Transfer Date that Reinsurer deems, require a financial settlement offer exceeding $100,000; and

(vi) Other material matters to be mutually agreed upon in writing between the Reinsurer and the Company.

Company will notify Reinsurer within three business days as to whether the proposed response is acceptable or work with the Reinsurer to draft an acceptable response. If Reinsurer and Company cannot agree, company will assume responsibility for the response.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1 Non-Solicitation; Replacement. The Company agrees that neither the Company nor any of its affiliates, subsidiaries or parent shall advertise, solicit or market annuity or similar policies under a program specifically targeted at or directed to any Policy owners or Potential policy owners who fall within the 403(b), 457, or similar groupings or slots applicable to the policies, except to the extent that such policies are ceded to the Reinsurer pursuant to this Agreement. Absent the prior written consent of the Reinsurer, the Company will not sponsor (and will cause each of its affiliates to refrain from sponsoring) a program of internal replacement under which policyholders are encouraged to exchange their contracts for other variable annuities that are (x) issued by company or an affiliate and (y) not reinsured under this agreement.

Section 12.2 Cooperation regarding KILICO Agreement. The Company agrees to cooperate with the reinsurer and take all action reasonably represented by the Reinsurer concerning the KILICO agreement at any time on or after the closing Date to accomplish the following: (a) novation or assignment of the KILICO agreement to the extent that it relates to

Policies; (b) entering into a funds withheld coinsurance agreement with KILICO in respect of policies; (c) modification or splitting of the KILICO security trust to segregate and separate out from the trust the general account assets; and (d) amending or modifying the KILICO Agreement or KILICO Security Trust to enable the establishment of separate custodial accounts or other changes as may be required for Reinsurer’s management of the general account assets the Reinsurer agrees to reimburse the Company for all costs reasonably incurred in providing such cooperation.

Section 12.3 Control over Fund Selection. The company shall make all changes to the funds, the portfolio of funds or the investments offered to policy owners under the policies which are reasonably requested by the reinsurer, and shall not take any action with respect to such funds or investments without the Reinsurer’s written consent.

Section 12.4 Marketing and Solicitation by Reinsurer.

(a) As of the Effective date, the Company assigns to the Reinsurer any assignable rights the company may have to market and solicit sales of policies within any 403(b) and 457 groups, and the Company shall cause any of its affiliates that it controls or with which it is under common control to assign any such right ,or market or solicit sales of third party products of the affiliates to the reinsurer.

(b) subject to compliance with applicable law, the company agrees that, from the closing date until the earlier of any company name change, the administrative transfer date, or termination request by the reinsurer, the reinsurer may, within 403(b) and 457 groups into which policies have previously been issued, market and solicit sales of the policies and the polices and the policy forms listed in exhibits E and F. The company agrees that it will not market or solicit sales of the policies after the closing date, and that is will provide support for the reinsurer’s marketing and solicitation of sales in such distribution channels up to the same level of support that it provided for its own marketing and solicitation of sales immediately prior to programs or initiatives designed to increase the sale of policies after the closing date without the express approval of the company. Nothing herein shall restrict ore limit the reinsurer’s right to advertise and market other products to any policy owner or distribution relationship or channel.

(c) The company agrees that, until the earlier of any company name change, the administration transfer date, or termination request by the reinsurer, the company will continue to issue policies to new participants in 403(b) and 457 groups into which policies have previously been issued. During this period, the company will provide all reasonable and customary services relating to the issuing of such polices.

(d) the services described in the above paragraphs (b) and (c) are in addition to the services provided by the company under section 3.1 of the reinsurer agrees that it will (1) pay to the company the amounts shown in Exhibit Q for the services described in paragraphs (b) and (c), above; (2) pay to the company all costs related to the Company maintaining marketing materials and prospectuses in the quantities needed to support the issuance of Policies after the Closing Date; and (3) provide the Company 65 days advance notice of Reinsurer’s desire that the Company discontinue providing the Services described above in paragraphs (b) and (c).

Section 12.5 Utmost Good Faith. Except to the extent otherwise stated in Sections 3.15 and 9.5, the Company and the Reinsurer each acknowledge that they are and shall be bound by the duty of utmost good faith in connection with the negotiation and performance of this Agreement.

Section 12.6 Amendments and Assignability. This Agreement may not be altered, modified, or in any way amended expect by a written instrument duly executed by the proper officers of both Parties to this Agreement. Except as otherwise provided herein, neither party hereto may assign this Agreement or any right hereunder or part hereof without the prior written consent of the other party hereto.

Section 12.7 Arbitration. All disputes or differences between the Parties arising out of or relating to this Agreement shall be decided by arbitration pursuant to the terms of this Section. Except as otherwise provided in this Agreement, the arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the dispute.

(a) The panel of arbitration provided for herein (the “Panel”) shall construe this Agreement as an honorable engagement and in light of the prevailing customs and practices for reinsurance in the life and annuity insurance industry in the United States. The Panel shall not be bound by the rules of procedure or evidence.

(b) The panel shall consist of three arbitrators who shall be officers or former officers of life and annuity insurance or reinsurance companies (other than the Parties to this Agreement, their affiliates or any reinsurer or retrocessionaire of the Reinsured Liabilities) familiar with the prevailing customs and practices for reinsurance in the life an annuity insurance industry in the United States. The evidentiary hearing on the merits shall be held in Birmingham, Alabama, unless otherwise agreed by the parties. The Panel may direct any hearing to be held at any other location in the United States which the Panel determines in reasonably convenient to the Panel, witness, the Parties and counsel.

(c) Within 30 days of written demand of any Party to arbitrate any dispute, Company and Reinsurer shall each appoint an arbitrator and notify the other Party of the name and address of their arbitrator. The two arbitrators so appointed shall thereupon select a neutral third arbitrator who satisfies the requirements of subsection (c) above. If either Party shall fail to select a third arbitrator within 30 days of their appointment, then in either event, either Party may request the American Arbitration Association to appoint a neutral third arbitrator who satisfies the requirements of subsection (b) above. The three arbitrators so selected shall constitute the Panel.

(d) A decision of the majority of the Panel shall be final and binding and the Parties agree that judgment may be entered thereon in any count of competent jurisdiction. The costs of arbitration, including the fees of the arbitrator, shall be borne equally by the Parties unless the panel of arbitrators shall decide otherwise.

(c) The Federal Arbitration Act shall govern all matters and proceedings concerning this arbitration clause or any award rendered by the Panel. The Company and Reinsurer agree to submit to the jurisdiction of any court of competent jurisdiction in any proceeding, and waive any claim they might otherwise have to venue or convenience of forum. Company and Reinsurer hereby consent to service of process in any such proceeding by certified or registered mail sent to the addresses set forth in Section 12.16.

Section 12.8 Confidentiality. . The Parties will comply with all applicable state and federal privacy laws and requirements. In addition, each Party (a) will keep the business, Insurance Policy and other records of the other Party confidential, (b) will not disclose or reveal such records to anyone, and (c) will not use the records for any purpose whatsoever except as otherwise reasonably necessary to exercise any rights to fulfill any responsibilities in connection with this Agreement, unless (d) the Party is legally required to disclose or reveal the information contained in such records. In that event, the information shall be disclosed only to the extent legally required and only after giving 10 days’ prior notice to the other Party.

Section 12.9 Counterparts. This Agreement may be executed and delivered in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.10 Entire Agreement. This Agreement represents the entire understanding between the Parties concerning the subject matter contained herein and supersedes all other agreements between the Parties, oral or written, respecting the subject matter thereof. This Agreement shall be binding on the Parties, their permitted assigns, delegees and successors (including, without limitation, any liquidator, rehabilitator, receiver or conservator of a Party).

Section 12.11 Exhibits. All Exhibits to this Agreement are attached hereto and are incorporated herein by reference.

Section 12.12 Governing Law. Except as otherwise provided in Section 12.7 this Agreement shall be construed in accordance with the laws of the State of Illinois without giving effect to the principles of conflicts of law thereof.

Section 12.13 Headings. The headings in this Agreement are inserted for convenience and identification purposes only and are not intended to describe, interpret, define, or limit the scope, the extent or intent of this Agreement nor any provision hereof.

Section 12.14 Interest. Any amount due and unpaid under this Agreement shall accrue interest at a rate calculated in accordance with this Section. Interest shall be calculated from the day following the date the payment is due and payable to the day such payment is wired, regardless of any intervening holidays or weekends. The rate of interest charged each month shall be the lesser of (a) the 30 Day London Interbank Offering Rate (LIBOR) as published in the Money Rate Section (or any successor section) of the Wall Street Journal on the first business day following the date the payment is due and payable, or (b) the maximum rate allowed by law in the Company’s state of domicile.

Section 12.15 Matter Covered by Attorney-Client Privilege. The parties obligations to provide information and material to each other under this agreement shall not apply to any information or material that is covered the Attorney-Client Privilege.

Section 12.16 Notices. Any notice or request required to be given under this agreement shall be in writing and shall be cleaned to be properly given mode and received on the date it is personally delivered to the party to whom it is given or is received by overnight delivery or telefacsimile (followed by telephone confirmation with the address intended recipient) by the party to whom it is directed to the party at the address shown below unless such address by prior written notice delivered in accordance with this Section,

Company:

Chase insurance life & Annuity Company 2500 Westfield Drive

Elgin, IL60123-7836

Attn: President and General Counsel

With Copy To:

Protective Life Insurance Company

2801 Highway 280 South

Birmingham AL 35223

Attn: general counsel

Reinsurer:

Allmerica Financial life Insurance and Annuity Company

440 Lincoln Street

Worcester. MA01653

Attn: President

With Copy To:

Samuel Raimos, Esq.

Vice President and Associate General Counsel

Goldman Sachs Reinsurance Group

85 Broad Street

New York, NY100042456

Section 12.17 Offset. Any debts or credits matured or unmatured liquidated or unliquidated, regardless of when they arose or were incurred in favor of or against other Company or the Reinsurer with respect to this agreement or any other agreement between the parties are deemed mutual debtors or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

Section 12.18 Other Instruments. Company and Reinsurer shall promptly execute and deliver all additional instruments contemplated by or necessary to implement this Agreement and shall promptly rate all reasonable actions in order to carry out the purposes of this Agreement.

Section 12.19 Press Releases. No press release announcing the transaction contemplated by this Agreement shall be issued by either party unless required by law the parties mutually agree.

Section 12.20 Severability. If any terms or provision under this Agreement shall be held or made invalid, unenforceable by a court decision settle rule or otherwise such team or provision shall be amended to the extent necessary to conform with the law, and all of the other terms and provision of this Agreement shall remain in full force and effect. If the team or provision held to be invalid, illegal or unenforceable is also held to be a material part of this agreement such that the Party in whose favor the material term or provision was stipulated in whose favor the material term or provision was stipulated shall have the right, upon such holding, to terminate this Agreement subject to Section10.2.

Section 12.21 Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confess any rights or remedies on any Policyholder or person other than the Parties. In addition nothing in this Agreement is intended to relieve discharge the obligation or liability of any third party to any party to this Agreement.

Section 12.23 Duty of Cooperation. Each party hereto shall act in good faith and in a commercially reasonable maximum and shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this agreement.

Section 12.23 Waiver of Breach. Neither the failure nor any delay on the part of company or Reinsurer to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right or remedy, power of privilege shall preclude the further exercise of that right remedy, power or privilege or the exercise of any other right, remedy, power or privilege. No waiver of any right remedy, power or privilege with respect to any occurrence shall be constructed as a waiver of that right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party granting the waiver.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers on the date set forth below.

CHASE INSURANCE LIFE & ANNUITY COMPANY

Date: 7/3/2006	By:
Richard J. Bielen
	Title:	Senior Vice President, Chief Investment officer and Treasurer
Attest

ALLMERICA FINANCIAL LIFE
INSURANCE AND ANNUITY COMPANY

Date: 6/26/06	By:
	Title:	President
Attest:

Exhibit 15

EXECUTION COPY

AMENDMENT No. 1 TO MODIFIED COINSURANCE AGREEMENT

This AMENDMENT No. 1 TO MODIFIED COINSURANCE AGREEMENT (the “Amendment”) is made and entered into as of November 20th, 2007 by and among Protective Lite Insurance Company, as successor to Chase Insurance Life & Annuity Company (the “Company”) and Commonwealth Annuity and Life Insurance Company, formerly known as Allmerica Financial Life Insurance and Annuity Company (the “Reinsurer”) (together, the “Parties”).

Recitals

A. The Company ceded to the Reinsurer the Company’s liability arising under certain variable annuity contracts, pursuant to the terms and conditions of a Modified Coinsurance Agreement dated July 3, 2006 (the “VA Agreement”).

B. The Company also ceded to the Reinsurer specified liabilities of the Company arising under certain variable universal life policies, pursuant to the terms and conditions of a Modified Coinsurance Agreement dated August 17, 2007 (the “VUL Agreement”).

C. The Parties desire to amend the VA Agreement so as to coordinate certain of its provisions with corresponding provisions of the VUL Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual benefits to be received by the Parties and the mutual covenants and agreements contained herein, the Parties agree that the recitals set forth above are adopted and made part of this Amendment and further agree as follows:

1. The following definitions as set forth in Section 1.1 of the VA Agreement are hereby added or amended and restated as follows:

“Average Combined Modified Coinsurance Reserve” means (a) plus (b) divided by 2, where:

(a)	is equal to Combined General Account Liabilities less Combined IMR less Combined Policy Loans at the beginning of the quarter; and

(b)	is equal to Combined General Account Liabilities less Combined IMR less Combined Policy Loans at the end of the quarter.

“Average Modified Coinsurance Reserve” means (a) plus (b) divided by 2, where:

(a)	is equal to General Account Liabilities less IMR less policy loans related to the Policies reinsured under this Agreement, each as of the beginning of the quarter; and

(b)	is equal to General Account Liabilities less IMR less policy loans related to the Policies reinsured under this Agreement, each as of the end of the quarter.

“CILAC” means Chase Insurance Life & Annuity Company.

“Combined General Account Assets” means the General Account Assets under this Agreement, together with the General Account Assets under the VUL Agreement.

“Combined General Account Liabilities” means the General Account Liabilities under this Agreement, together with the General Account Liabilities under the VUL Agreement.

“Combined IMR” means (i) realized gains minus realized losses of the Combined General Account Assets caused by changes in interest rates in a calendar quarter; minus (ii) the amortization of such amounts in (i), with items (i) and (ii) based on the NAIC Life and Health Annual Statement Instructions (allowing for negative balances), beginning on July 1, 2007.

“Combined Policy Loans” means policy loans related to the Policies reinsured under this Agreement, together with those related to the Policies reinsured under the VUL Agreement.

“IMR” means (a) Scheduled IMR plus (b) Future Combined IMR multiplied by the VA Allocation Ratio, where these terms have the following meanings:

(a) “Scheduled IMR” means the interest maintenance reserve at any point in time, as set forth in Exhibit R, and linearly interpolated for any time between the two nearest scheduled dates: and

(b) “Future Combined IMR” means (i) realized gains minus realized losses of the Combined General Account Assets caused by changes in interest rates in a calendar quarter, minus (ii) the amortization of such amounts in (i), with items (i) and (ii) based on the NAIC Life and Health Annual Statement Instructions (allowing for negative balances), beginning on July 1, 2007.

“IMR Adjustment” the (i) sum total of (a) minus (b) multiplied by 1.358, plus (ii) (c) minus (d) divided by (1 minus the then-highest corporate tax rate), and multiplied by the VA Allocation Ratio, where:

(a) is equal to Scheduled IMR at the beginning of the quarter;

(b) is equal to Scheduled IMR at the end of such quarter;

(c) is equal to Future Combined IMR at the beginning of the quarter; and

(d) is equal to Future Combined IMR at the end of such quarter.

“VA Allocation Ratio” means the Average Modified Coinsurance Reserve divided by the Average Combined Modified Coinsurance Reserve.

2. Section 2.2 is hereby amended and restated as follows:

(a) At the Closing Date and thereafter, the Company shall establish and maintain in its books and records a notional account (the “Modco Deposit”) into which shall be allocated all General Account Assets, provided that at the Effective Date, the statutory book value of the General Account Assets shall be at least equal to the General Account Liabilities. The Reinsurer shall manage the General Account Assets, and the Company shall take all steps necessary to effectuate all trading and other decisions made with respect to the General Account Assets, including (subject to any restrictions in the KILICO Agreement or KILICO Security Trust) the creation or arrangement of separate custodial accounts or sub-accounts within the KILICO Security Trust for the Combined General Account Assets. In the event that KILICO objects to either (i) the creation or arrangement of separate custodial accounts or any sub-accounts within the KILICO Security Trust, or (ii) the Company’s efforts to permit the Reinsurer to deal directly with the trustee of the KILICO Security Trust with respect to the management of the General Account Assets, the Parties will cooperate (each at its own expense) to resolve the objection or take other appropriate action in an attempt to preserve anticipated economic benefits to the Parties under this Agreement.

(b) In the event that an asset allocated to the Modco Deposit is replaced with another asset held in the Company’s general account, such asset must be of substantially similar liquidity, credit quality, book value, yield, duration and fair market value as the replaced asset. The restrictions in the immediately prior sentence shall not, however, apply to transactions with non-Affiliates of Company as part of Reinsurer’s management of the General Account Assets pursuant to this Section. For avoidance of doubt, the foregoing does not create or suggest the existence of a right by the Company to replace or substitute assets allocated to the Modco Deposit.

3. Section 2.5 of the VA Agreement is hereby amended and restated as follows:

Extra Contractual Obligations. The Reinsurer agrees to indemnity reinsure 100% of any Extra Contractual Obligation arising from (a) acts, errors or omissions of the Reinsurer or the Reinsurer’s employees, agents or subcontractors, unless such act, error or omission was taken at the specific written direction or instruction of a Designated Representative of the Company or CILAC; (b) acts, errors or omissions of the Company, CILAC or their respective employees, agents or subcontractors that were taken at the specific written direction, instruction, recommendation or request of a Designated Representative of the Reinsurer; and (c) post Closing Date sales of Policies made in accordance with Section 12.4. In addition, and subject to a maximum liability and aggregate limit of $2.5 million, the Reinsurer agrees to indemnity reinsure 50% of the Company’s first $5 million of Extra Contractual Obligations arising from acts, errors or omissions of CILAC or CILAC’s employees, agents or subcontractors occurring prior to the Effective Date, provided that (i) the total of such Extra Contractual Obligations shall be reduced by any actual recoveries under any insurance policies or similar indemnity agreements, other than SPA Indemnification Claims (which shall be handled in accordance with Section 9.5) and (ii) the aggregate limit of $2.5 million for pre-Effective Date Extra Contractual Obligations covered under this Section shall be reduced by any amounts paid by the Reinsurer in connection with such pre-Effective Date Extra Contractual Obligations pursuant to Section 2.5 of the VUL Agreement and similarly, the aggregate limit of $2.5 million under the VUL Agreement shall be reduced by any amounts paid by the Reinsurer in connection with such pre-Effective Date Extra Contractual Obligations pursuant to Section 2.5 of this Agreement.

4. Section 3.1(b) of the VA Agreement is hereby amended and restated as follows:

(b) The Reinsurer shall provide prompt notice, but in any event no later than ninety (90) days prior to the one year anniversary of the Closing Date, at any time the Reinsurer reasonably believes that it will not be able to assume responsibility for the Administrative Services by the one year anniversary of the Closing Date. The Company agrees that, upon such notice, it will extend the Administrative Transfer Date for a period of no more than ninety (90) days after the one year anniversary of the Closing Date. During any extension of the Administrative Transfer Date under this paragraph, the Reinsurer shall pay the Company a monthly rate of one-twelfth of $85.00 for each Policy (or, in the case of group Policies, each individual certificate or contract) in effect as of the first day of the extension and as of each monthly anniversary thereafter. During such extension of the Administrative Transfer Date, the Reinsurer shall also pay the Company the following amounts: (1) commercially reasonable retention bonuses for the employees to be retained by the Company to provide the Administrative Services; (2) all costs of continuing to operate the administrative systems related to the Direct Business and the Indirect Business, including without limitation any contract extensions, license fees, penalties and kill fees, that would not otherwise have been incurred; (3) all rent, moving costs and other costs of providing a facility for continuing to provide the Administrative Services; and (4) all costs associated with regulatory filings and mailings, including, but not limited to, prospectuses and annual or other periodic reports.

5. Section 4.1(a) of the VA Agreement is hereby amended and restated as follows:

(a) “Revenues on Policies and Non-Transferred Assets” means the statutory revenues associated with the Separate Account Assets, the General Account Assets, and the Policies, including without limitation, all (1) premiums net of administrative fee and deposit charges; (2) administrative fees and deposit charges deducted pursuant to the Policies; (3) income from fees arising from investment management, administration, and contract guarantees from Separate Accounts collected, market value adjustments collected, back-end charges collected and any other fees, charges or expenses under the

Policies; (4) revenues and fees received by the Company from funds or fund managers under all participation agreements, revenue sharing arrangements, administrative services agreements, advisory agreements and similar agreements or arrangements; and (5) with respect to the General Account Assets, (i) net investment income on the Combined General Account Assets (taking into account all foreign Tax credits received in respect of such investment income), multiplied by the VA Allocation Ratio, (ii) interest earned on policy loans, (iii) realized gains and losses on the Combined General Account Assets, multiplied by the VA Allocation Ratio, and (iv) the IMR Adjustment. Unless stated otherwise, all terms used in this paragraph shall have the same definitions as these terms are used in CILAC’s 2006 convention form statutory annual statement as filed with the Insurance Department of Illinois.

6. Section 12.8 of the VA Agreement is hereby amended and restated as follows:

Entire Agreement. This Agreement (which includes amounts to be determined by reference to the VUL Agreement) represents the entire understanding between the Parties concerning the subject matter contained herein and supersedes all other agreements between the Parties, oral or written, respecting the subject matter hereof, other than the VUL Agreement. This Agreement shall be binding on the Parties, their permitted assigns, delegees and successors (including, without limitation, any liquidator, rehabilitator, receiver or conservator of a Party).

7. The addresses for the Company and the Reinsurer as set forth in Section 12.16 are hereby amended and restated as follows:

Company:

Protective Life Insurance Company

2801 Highway 280 South

Birmingham, AL 35223

Attn: General Counsel

Reinsurer:

Commonwealth Annuity and Life Insurance Company

132 Turnpike Road

Suite 210

Southborough, MA 01772

Attn: President

8. Exhibits K, L and T of the VA Agreement are hereby amended and restated in the form attached hereto.

9. Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings attributed thereto in the VA Agreement.

10. Unless modified by this Amendment, all other terms of the VA Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized officers on the date set forth below.

PROTECTIVE LIFE INSURANCE COMPANY

Date:	11-20-07	By:
		Title:	Vice Chairman and Chief Financial Officer
Attest:

COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY

Date:	11-20-2007	By:
		Title:	President & CEO
Attest:

Exhibit K

CREDITS PRIOR TO THE ADMINISTRATIVE TRANSFER DATE

Quarterly Settlements (reports to be provided no later than 30 days after the end of each calendar quarter, with any amount payable by either Party due within 25 days after the date of such report):

(1)	Revenues on Policies and Non-Transferred Assets

a.	Premiums less administrative fees, deposit charges

b.	Administrative fees and deposit charges deducted pursuant to the Policies

c.	Back End Charges and Market Value Adjustments on Surrenders, collected

d.	Participation and Advisory Fees

e.	Income from fees arising from investment management, administration and contract guarantees from Separate Accounts, collected

f.	Net investment income on the Combined General Account Assets (taking into account all foreign Tax credits received in respect of such investment income), multiplied by the VA Allocation Ratio

g.	Interest Earned on Policy Loans

h.	Realized gains and losses on the Combined General Account Assets, multiplied by the VA Allocation Ratio

i.	IMR Adjustment

j.	Total Revenues on non-transferred Assets

(2)	Additional Revenues (as provided in section 4.1(b) (if any))

(3)	Incurred Liabilities and Expenses

a.	Surrenders plus back end charges and market value adjustments

b.	Death Benefits

c.	Annuity Benefits

d.	Commissions

e.	Net Transfers to (from) Separate Accounts as relates to the Policies

f.	Administrative Services Fees (as described in Section 3.1)

g.	Modified Coinsurance Reserve Adjustment

h.	Premium Taxes, guarantee fund assessments (as described in Section 2.9)

i.	Separate Account Audit Fees (as described in Section 3.2)

j.	Total Incurred Liabilities and Expenses

Calculated Amount Before Interest = (1) + (2) – (3)

Calculated Amount = Calculated Amount Before Interest + Interest on Calculated Amount

Interest on Calculated Amount shall equal (i) 0.50 multiplied by the Calculated Amount Before Interest (excluding the amounts identified above in (1)f through (1)(i) and (3)(g)), multiplied by the quarterly equivalent of the interest rate specified in Section 12.14, at the end of the calendar quarter, plus (ii) interest on Combined General Account Assets, net investment income, or capital gains, withdrawn from the KILICO Security Trust during the quarter multiplied by the VA Allocation Ratio (but not related to prior quarter settlements contemplated in this Exhibit), from the withdrawal date to the end of the calendar quarter, using the daily equivalent of the interest rate specified in Section 12.14.

FINANCIAL REPORTING

(1)	Balance Sheet and Income Statement Information from the General Ledger Including but not limited to:

a.	Inventory of key balance sheet items to support calculation of Derivative Implementation Group, Issue number B36 including, but not limited to, asset holdings GAAP/Stat, policy loans (prior to transition)

b.	Monthly Interest Maintenance Reserve indicating new transfers and amortization

c.	Information necessary to support Risk Based Capital on a quarterly basis

Exhibit L

CREDITS FOLLOWING THE ADMINISTRATIVE TRANSFER DATE

Quarterly Settlements (reports to be provided no later than 30 days after the end of each calendar quarter, with any amount payable by either Party due within 25 days after the date of such report):

(1)	Revenues on Policies and Non-Transferred Assets

a.	Premiums less administrative fees, deposit charges

b.	Administrative fees and deposit charges deducted pursuant to the Policies

c.	Back End Charges and Market Value Adjustments on Surrenders, collected

d.	Participation and Advisory Fees

e.	Income from fees arising from investment management, administration and contract guarantees from Separate Accounts, collected

f.	Net investment income on the Combined General Account Assets (taking into account all foreign Tax credits received in respect of such investment income), multiplied by the VA Allocation Ratio

g.	Interest Earned on Policy Loans

h.	Realized gains and losses on the Combined General Account Assets, multiplied by the VA Allocation Ratio

i.	1MR Adjustment

j.	Total Revenues on non-transferred Assets

(2)	Additional Revenues (as provided in section 4.1(b) (if any))

(3)	Incurred Liabilities and Expenses

a.	Surrenders plus back end charges and market value adjustments

b.	Death Benefits

c.	Annuity Benefits

d.	Commissions

e.	Net Transfers to (from) Separate Accounts as relates to the Policies

f.	Premium Taxes, guarantee fund assessments (as described in Section 2.9)

g.	Modified Coinsurance Reserve Adjustment

h.	Total Incurred Liabilities and Expenses

Calculated Amount Before Interest = (1) + (2) – (3)

Calculated Amount = Calculated Amount Before Interest + Interest on Calculated Amount

Interest on Calculated Amount shall equal (i) 0.50 multiplied by the Calculated Amount Before Interest (excluding the amounts identified above in (l)f through (l)(i) and (3)(g)), multiplied by the quarterly equivalent of the interest rate specified in Section 12.14, at the end of the calendar quarter, plus (ii) interest on Combined General Account Assets, net investment income, or capital gains, withdrawn from the KILICO Security Trust during the quarter multiplied by the VA Allocation Ratio (but not related to prior quarter settlements contemplated in this Exhibit), from the withdrawal date to the end of the calendar quarter, using the daily equivalent of the interest rate specified in Section 12.14.

FINANCIAL REPORTING

(1)	Balance Sheet and Income Statement Information from the General Ledger Including but not limited to:

a.	Inventory of key balance sheet items to support calculation of Derivative Implementation Group, Issue number B36 including, but not limited to, asset holdings GAAP/Stat, policy loans (prior to transition)

b.	Monthly Interest Maintenance Reserve indicating new transfers and amortization

c.	Information necessary to support Risk Based Capital on a quarterly basis

Exhibit T

REINSURER’S ENTITLED RECOVERY

FOR SPA INDEMNIFICATION CLAIMS

“SPA Recovery” means all amounts and all other consideration received or recovered from the Sellers in the Stock Purchase Agreement, or their successors or assigns, as a result of an SPA Indemnification Claim, including but not limited to settlement proceeds, judgments, awards, damages (whether compensatory, punitive, consequential or of any other nature), fines, penalties, costs, fees or expenses.

“Reinsurer’s Loss” means the portion of loss, damage, cost or expense, suffered or incurred by the Reinsurer, arising from or in connection with an SPA Indemnification Claim.

“Total Loss” means the total of the Reinsurer Loss plus all loss, damage, cost or expense, to have been suffered or incurred by the Buyers under the Stock Purchase Agreement arising from or in connection with an SPA Indemnification Claim.

“Reinsurer’s Share” means the Reinsurer Loss divided by the Total Loss.

“Reinsurer’s SPA Recovery” means the Reinsurer’s Share multiplied by the SPA Recovery.

“Reinsurer’s Net Loss” means the Reinsurer’s Loss minus the Reinsurer’s SPA Recovery.

“Reinsurer’s Entitled Recovery” means the total of (a), (b) and (c), where:

(a) equals the Reinsurer’s SPA Recovery;

(b) equals the lesser of (i) $4,000,000 and (ii) Reinsurer’s Net Loss minus $3,000,000, provided that this amount is greater than or equal to zero; and

(c) equals 0.50 multiplied by the lesser of (i) Reinsurer’s Net Loss minus $7,000,000 and (ii) $8,000,000, provided that this amount is greater than or equal to zero.

The Reinsurer’s Entitled Recovery shall be calculated for each SPA Recovery on a cumulative basis as follows: For all calculations of the Reinsurer’s Entitled Recovery subsequent to the first SPA Indemnification Claim to occur under this Agreement or the VUL Agreement, “Reinsurer’s Net Loss” shall mean the cumulative amount of the Reinsurer’s Loss for all SPA Indemnification Claims under this Agreement and the VUL Agreement. The Reinsurer’s Entitled Recovery shall be reduced by the cumulative amount of prior payments made by the Company pursuant to Section 9.5(c) of this Agreement and Section 9.5(c) of the VUL Agreement.